Exhibit 10.2

THIRD AMENDED AND RESTATED SECURED CREDIT AGREEMENT

AMONG

PILGRIM’S PRIDE CORPORATION

HARRIS TRUST AND SAVINGS BANK

Individually, as Agent and as Lead Arranger

THE LENDERS FROM TIME TO TIME PARTIES HERETO

as Lenders

SUNTRUST BANK

as Syndication Agent

AND

U.S. BANK NATIONAL ASSOCIATION

WELLS FARGO BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

Dated as of April 7, 2004

TABLE OF CONTENTS

PILGRIM’S PRIDE CORPORATION

THIRD AMENDED AND RESTATED SECURED CREDIT AGREEMENT

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Exhibit A	Secured Revolving Credit Note
Exhibit B	Application and Agreement for Letter of Credit
Exhibit C	Environmental Disclosure
Exhibit D	Permitted Liens
Exhibit E	Form of Legal Opinion
Exhibit F	Compliance Certificate
Exhibit G	Borrowing Base Certificate
Exhibit H	Subsidiaries
Exhibit I	Assignment Agreement
Exhibit J	Labor Disputes
Exhibit K	Existing Investments
Exhibit L	Competitive Bid Request Confirmation
Exhibit M	Confirmation of Notice of Competitive Bid Request
Exhibit N	Confirmation of Competitive Bid
Schedule 1	Revolving Credit Commitments
Schedule 2	L/C Issuers
Schedule 7.16	Existing Indebtedness

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PILGRIM’S PRIDE CORPORATION

THIRD AMENDED AND RESTATED

SECURED CREDIT AGREEMENT

Harris Trust and Savings Bank

Chicago, Illinois

The lenders from time to time

parties hereto

Ladies and Gentlemen:

The undersigned, PILGRIM’S PRIDE CORPORATION, a Delaware corporation (the “Company”), refers to the Second Amended and Restated Secured Credit Agreement dated as of November 5, 1999, as amended and currently in effect between the Company and you (such Second Amended and Restated Secured Credit Agreement as so amended is hereinafter referred to as the “Credit Agreement”) pursuant to which certain of you agreed to make a revolving credit (the “Revolving Credit”) available to the Company, all as more fully set forth therein. Each of you is hereinafter referred to individually as “Bank” and collectively as “Banks.” Harris Trust and Savings Bank in its individual capacity is sometimes referred to herein as “Harris”, and in its capacity as Agent for the Banks is hereinafter in such capacity called the “Agent.” The Company requests you to make certain further amendments to the Credit Agreement and, for the sake of convenience and clarity, to restate the Credit Agreement in its entirety as so amended. Accordingly, upon your acceptance hereof in the space provided for that purpose below and upon satisfaction of the conditions precedent to effectiveness contained in Section 6.3 hereof, Sections 1 through 11 of the Credit Agreement and all Exhibits thereto shall be amended and as so amended shall be restated in their entirety to read as follows:

SECTION 1. THE REVOLVING CREDIT.

Section 1.1. The Revolving Credit. (a) Subject to all of the terms and conditions hereof, the Banks agree, severally and not jointly, to extend a Revolving Credit to the Company which may be utilized by the Company in the form of loans (individually a “Revolving Credit Loan” and collectively the “Revolving Credit Loans”), and L/Cs (as hereinafter defined). The aggregate principal amount of all Revolving Credit Loans under the Revolving Credit plus the aggregate principal amount of all Bid Loans (as hereinafter defined) outstanding under this Agreement plus the amount available for drawing under all L/Cs and the aggregate principal amount of all unpaid Reimbursement Obligations (as hereinafter defined) at any time outstanding shall not exceed the lesser of (i) the sum of the Banks’ Revolving Credit Commitments (as hereinafter defined) in effect from time to time during the term of this Agreement (as hereinafter defined) or (ii) the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate. The Revolving Credit shall be available to the Company, and may be availed of by the Company from time to time, be repaid (subject to the restrictions on prepayment set forth herein) and used again, during the period from the date hereof to and including April 7, 2009 (the “Termination Date”).

(b) At any time not earlier than 120 days prior to, nor later than 60 days prior to, the date that is two years before the Termination Date then in effect (the “Anniversary Date”), the Company may request that the Banks extend the then scheduled Termination Date to the date one year from such Termination Date. If such request is made by the Company each Bank shall inform the Agent of its willingness to extend the Termination Date no later than 20 days prior to such Anniversary Date. Any Bank’s failure to respond by such date shall indicate its unwillingness to agree to such requested extension, and all Banks must approve any requested extension. At any time more than 15 days before such Anniversary Date the Banks may propose, by written notice to the Company, an extension of this Agreement to such later date on such terms and conditions as the Banks may then require. If the extension of this Agreement to such later date is acceptable to the Company on the terms and conditions proposed by the Banks, the Company shall notify the Banks of its acceptance of such terms and conditions no later than the Anniversary Date, and such later date will become the Termination Date hereunder and this Agreement shall otherwise be amended in the manner described in the Banks’ notice proposing the extension of this Agreement upon the Agent’s receipt of (i) an amendment to this Agreement signed by the Company and all of the Banks, (ii) resolutions of the Company’s Board of Directors authorizing such extension and (iii) an opinion of counsel to the Company equivalent in form and substance to the form of opinion attached hereto as Exhibit E and otherwise acceptable to the Banks.

(c) The respective Revolving Credit Commitment which each Bank by its acceptance hereof severally agrees to make available to the Company is set forth opposite such Bank’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. Each Bank’s Revolving Credit Commitment shall be reduced from time to time by the aggregate outstanding principal amount of all Bid Loans made by such Bank, and shall be increased (but in no event above the amount set forth on Schedule 1 attached hereto for each Bank) by the aggregate principal amount of each principal repayment of such Bid Loans made from time to time.

(d) Loans under the Revolving Credit may be Eurodollar Loans or Domestic Rate Loans. All Loans under the Revolving Credit shall be made from each Bank in proportion to its respective Revolving Credit Commitment, as adjusted from time to time to reflect outstanding Bid Loans. Each Domestic Rate Loan shall be in an amount not less than $3,000,000 or such greater amount which is an integral multiple of $500,000 and each Eurodollar Loan shall be in an amount not less than $3,000,000 or such greater amount which is an integral multiple of $1,000,000. Without the Agent’s consent, there shall not be more than ten (10) Eurodollar Loans outstanding hereunder at any one time.

Section 1.2. The Notes. All Revolving Credit Loans made by each Bank hereunder shall be evidenced by a single Secured Revolving Credit Note of the Company substantially in the form of Exhibit A hereto (individually, a “Revolving Note” and together, the “Revolving Notes”) payable to the order of each Bank. The aggregate principal amount of indebtedness evidenced by such Revolving Note at any time shall be, and the same is to be determined by, the aggregate principal amount of all Revolving Credit Loans and Bid Loans made by such Bank to the Company pursuant hereto on or prior to the date of determination less the aggregate amount of principal repayments on such Revolving Credit Loans and Bid Loans received by or on behalf of such Bank on or prior to such date of determination. Each Revolving Note shall be dated as of the execution date of this Agreement, and shall be expressed to mature on the Termination Date and to bear interest as provided in Section 1.3 hereof. Each Bank shall record on its books or records or on a schedule to its Revolving Note the amount of each Revolving Credit Loan and Bid Loan made by it hereunder, whether each Revolving Credit Loan is a Domestic Rate Loan or Eurodollar Loan, and, with respect to Eurodollar Loans and Bid Loans, the interest rate and Interest Period applicable thereto, and all payments of principal and interest and the principal balance from time to time outstanding, provided that prior to any transfer of such Revolving Note all such amounts shall be recorded on a schedule to such Revolving Note. The record thereof, whether shown on such books or records or on the schedule to the Revolving Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of any Bank to record or any mistake in recording any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Revolving Credit Loans and Bid Loans made hereunder together with accrued interest thereon. Upon the request of any Bank, the Company will furnish a new Revolving Note to such Bank to replace its outstanding Revolving Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such Revolving Note shall set forth the aggregate unpaid principal amount of Revolving Credit Loans and Bid Loans then outstanding from such Bank, and, with respect to each Fixed Rate Loan, the interest rate and Interest Period applicable thereto. Such Bank will cancel the outstanding Revolving Note upon receipt of the new Revolving Note.

Section 1.3. Interest Rates. (a) Domestic Rate Loans. Each Domestic Rate Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration, upon prepayment or otherwise) at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the sum of the Applicable Margin plus the Domestic Rate from time to time in effect, payable quarterly in arrears on the last day of each calendar quarter, commencing on the first of such dates occurring after the date hereof and at maturity (whether by acceleration, upon prepayment or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan under the Revolving Credit shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until the last day of the Interest Period applicable thereto or, if earlier, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the sum of the Applicable Margin plus the Adjusted Eurodollar Rate, payable on the last day of each Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) and, with respect to Eurodollar Loans with an Interest Period in excess of three months, on the date occurring every three months from the first day of the Interest Period applicable thereto.

(c) Default Rate. During the existence of an Event of Default all Loans and Reimbursement Obligations shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date of such Event of Default until paid in full, payable on demand, at a rate per annum equal to the sum of 2.5% plus the Domestic Rate from time to time in effect plus the Applicable Margin.

Section 1.4. Conversion and Continuation of Revolving Credit Loans. (a) Provided that no Event of Default or Potential Default has occurred and is continuing, the Company shall have the right, subject to the other terms and conditions of this Agreement, to continue in whole or in part (but, if in part, in the minimum amount specified for Eurodollar Loans in Section 1.1 hereof) any Eurodollar Loan made under the Revolving Credit from any current Interest Period into a subsequent Interest Period, provided that the Company shall give the Agent notice of the continuation of any such Loan as provided in Section 1.7 hereof.

(b) In the event that the Company fails to give notice pursuant to Section 1.7 hereof of the continuation of any Eurodollar Loan under the Revolving Credit or fails to specify the Interest Period applicable thereto, or an Event of Default or Potential Default has occurred and is continuing at the time any such Loan is to be continued hereunder, then such Loan shall be automatically converted as (and the Company shall be deemed to have given notice requesting) a Domestic Rate Loan, subject to Sections 1.7(b), 8.2 and 8.3 hereof, unless paid in full on the last day of the then applicable Interest Period.

(c) Provided that no Event of Default or Potential Default has occurred and is continuing, the Company shall have the right, subject to the terms and conditions of this Agreement, to convert Revolving Credit Loans of one type (in whole or in part) into Revolving Credit Loans of another type from time to time provided that: (i) the Company shall give the Agent notice of each such conversion as provided in Section 1.7 hereof, (ii) the principal amount of any Revolving Credit Loan converted hereunder shall be in an amount not less than the minimum amount specified for the type of Revolving Credit Loan in Section 1.1 hereof, (iii) after giving effect to any such conversion in part, the principal amount of any Eurodollar Loan under the Revolving Credit then outstanding shall not be less than the minimum amount specified for the type of Loan in Section 1.1 hereof, (iv) any conversion of a Revolving Credit Loan hereunder shall only be made on a Business Day, and (v) any Eurodollar Loan may be converted only on the last day of the Interest Period then applicable thereto.

Section 1.5. Letters of Credit. (a) Subject to all the terms and conditions hereof, satisfaction of all conditions precedent to borrowing under this Agreement and so long as no Potential Default or Event of Default is in existence, at the Company’s request the L/C Issuers may in their discretion issue letters of credit (an “L/C” and collectively the “L/Cs”) for the account of the Company subject to availability under the Revolving Credit, and the Banks hereby agree to participate therein as more fully described in Section 1.8 hereof. Each L/C shall be issued pursuant to an Application for Letter of Credit (the “L/C Agreement”) in the form of Exhibit B hereto. The L/Cs shall consist of standby and commercial letters of credit. Each L/C shall have an expiry date not more than one year from the date of issuance thereof (but in no event later than the Termination Date). The amount available to be drawn under each L/C issued pursuant hereto shall be deducted from the credit otherwise available under the Revolving Credit. In consideration of the issuance of L/Cs the Company agrees to pay each L/C Issuer a fee (the “L/C Fee”) in the amount per annum equal to the Applicable Margin for Eurodollar Loans (computed on the basis of a 360 day year and actual days elapsed) of the face amount of each

L/C issued by such L/C Issuer hereunder. In addition the Company shall pay each L/C Issuer for its own account a fronting fee (the “L/C Fronting Fee”) in an amount equal to one-eighth of one percent (0.125%) of the stated amount of each L/C issued by such L/C Issuer hereunder. The Company shall also pay each L/C Issuer such drawing, negotiation, amendment and other administrative fees in connection with each L/C as may be generally established by such L/C Issuer from time to time for letters of credit issued by it (the “L/C Administrative Fees”). All L/C Fees shall be payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date, and all L/C Administrative Fees and L/C Fronting Fees shall be payable on the date of issuance of each L/C hereunder and on the date of each extension, if any, of the expiry date of each L/C.

(b) The Banks shall, ratably in accordance with their respective Commitment Percentages, indemnify each L/C Issuer (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that such L/C Issuer may suffer or incur in connection with any L/C issued by it. The obligations of the Banks under this Section 1.5(b) and all other parts of this Section 1.5 shall survive termination of this Agreement and of all L/C Agreements, and all drafts or other documents presented in connection with drawings thereunder.

(c) Each L/C Issuer shall give prompt telecopy notice to the Agent of each issuance of, or amendment to, an L/C by it specifying the effective date of the L/C or amendment, the amount, the beneficiary, and the expiration date of the L/C, in each case as established originally or through the relevant amendment, as applicable.

(d) The Agent shall give prompt telecopy notice to each Bank of each issuance of, or amendment to, an L/C of which it has received notice pursuant to subsection (c) above specifying the effective date of the L/C or amendment, the amount, the beneficiary, and the expiration date of the L/C, in each case as established originally or through the relevant amendment, as applicable, each Bank’s pro rata participation in such L/C and whether the Agent has classified the L/C as a commercial, performance, or financial letter of credit for regulatory reporting purposes.

Section 1.6. Reimbursement Obligation. The Company is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Agent for the account of the L/C Issuers and the Banks who are participating in L/Cs pursuant to Section 1.8 hereof the face amount of each draft drawn and presented under an L/C issued by an L/C Issuer hereunder not later than 11:00 a.m. (Chicago Time) on the date such draft is presented for payment to such L/C Issuer (the obligation of the Company under this Section 1.7 with respect to any L/C is a “Reimbursement Obligation”). If at any time the Company fails to pay any Reimbursement Obligation when due, the Company shall be deemed to have automatically requested a Domestic Rate Loan from the Banks hereunder, as of the maturity date of such Reimbursement Obligation, the proceeds of which Loan shall be used to repay such Reimbursement Obligation. Such Loan shall only be made if no Potential Default or Event of Default shall exist and upon approval by all of the Banks, and shall be subject to availability under the Revolving Credit. If such Loan is not made by the Banks for any reason, the unpaid amount of such Reimbursement Obligation shall be due and payable to the Agent for the pro rata benefit of the Banks upon demand and shall bear interest at the rate of interest specified in Section 1.3(c) hereof.

Section 1.7. Manner of Borrowing and Rate Selection. (a) The Company shall give telephonic, telex or telecopy notice to the Agent (which notice, if telephonic, shall be promptly confirmed in writing) no later than (i) 11:00 a.m. (Chicago time) on the date the Banks are requested to make each Domestic Rate Loan, and (ii) 11:00 a.m. (Chicago time) on the date at least three (3) Business Days prior to the date of (A) each Eurodollar Loan which the Banks are requested to make or continue, and (B) the conversion of any Domestic Rate Loan into a Eurodollar Loan. Each such notice shall specify the date of the Revolving Credit Loan requested (which shall be a Business Day), the amount of such Revolving Credit Loan, whether the Revolving Credit Loan is to be made available by means of a Domestic Rate Loan or Eurodollar Loan and, with respect to Eurodollar Loans, the Interest Period applicable thereto; provided, that in no event shall the principal amount of any requested Revolving Credit Loan plus the aggregate principal or face amount, as appropriate, of all Revolving Credit Loans, L/Cs, and unpaid Reimbursement Obligations outstanding hereunder exceed the amounts specified in Section 1.1 hereof. The Company agrees that the Agent may rely on any such telephonic, telex or telecopy notice given by any person who the Agent believes is authorized to give such notice without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if any Bank has acted in reliance thereon. The Agent shall, no later than 12:30 p.m. (Chicago time) on the day any such notice is received by it, give telephonic, telex or telecopy (if telephonic, to be confirmed in writing within one Business Day) notice of the receipt of notice from the Company hereunder to each of the Banks, and, if such notice requests the Banks to make, continue or convert any Eurodollar Loans, the Agent shall confirm to the Company by telephonic, telex or telecopy means, which confirmation shall be conclusive and binding on the Company in the absence of manifest error, the Interest Period and the interest rate applicable thereto promptly after such rate is determined by the Agent.

(b) Subject to the provisions of Section 6 hereof, the proceeds of each Revolving Credit Loan shall be made available to the Company at the principal office of the Agent in Chicago, Illinois, in immediately available funds, on the date such Revolving Credit Loan is requested to be made, except to the extent such Revolving Credit Loan represents (i) the conversion of an existing Revolving Credit Loan or (ii) a refinancing of a Reimbursement Obligation, in which case each Bank shall record such conversion on the schedule to its Revolving Note, or in lieu thereof, on its books and records, and shall effect such conversion or refinancing, as the case may be, on behalf of the Company in accordance with the provisions of Section 1.4(a) hereof and 1.8 hereof, respectively. Not later than 2:00 p.m. Chicago time, on the date specified for any Revolving Credit Loan to be made hereunder, each Bank shall make its portion of such Revolving Credit Loan available to the Company in immediately available funds at the principal office of the Agent, except (i) as otherwise provided above with respect to converting or continuing any outstanding Revolving Credit Loans and (ii) to the extent such Revolving Credit Loan represents a refinancing of any outstanding Reimbursement Obligations.

(c) Unless the Agent shall have been notified by a Bank prior to 1:00 p.m. (Chicago time) on the date a Revolving Credit Loan is to be made by such Bank (which notice shall be effective upon receipt) that such Bank does not intend to make the proceeds of such Revolving

Credit Loan available to the Agent, the Agent may assume that such Bank has made such proceeds available to the Agent on such date and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to receive such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, to recover such amount, together with interest thereon at the rate otherwise applicable thereto under Section 1.3 hereof, from the Company) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on the date the Agent recovers such amount, at a rate per annum equal to the effective rate charged to the Agent for overnight Federal funds transactions with member banks of the Federal Reserve System for each day, as determined by the Agent (or, in the case of a day which is not a Business Day, then for the preceding Business Day) (the “Fed Funds Rate”). Nothing in this Section 1.7(c) shall be deemed to permit any Bank to breach its obligations to make Loans under the Revolving Credit or to limit the Company’s claims against any Bank for such breach.

Section 1.8. Participation in L/Cs. Each of the Banks will acquire a risk participation for its own account, without recourse to or representation or warranty from each L/C Issuer, in each L/C upon the issuance thereof ratably in accordance with its Commitment Percentage. In the event any Reimbursement Obligation is not immediately paid by the Company pursuant to Section 1.6 hereof, each Bank will pay to the Agent for the account of the relevant L/C Issuer funds in an amount equal to such Bank’s Commitment Percentage of the unpaid amount of such Reimbursement Obligation. At the election of all of the Banks, such funding by the Banks of the unpaid Reimbursement Obligations shall be treated as additional Revolving Credit Loans to the Company hereunder rather than a purchase of participations by the Banks in the related L/Cs held by the relevant L/C Issuer. The availability of funds to the Company under the Revolving Credit shall be reduced in an amount equal to any such L/C. The obligation of the Banks to the L/C Issuers under this Section 1.8 shall be absolute and unconditional and shall not be affected or impaired by any Event of Default or Potential Default which may then be continuing hereunder. Each L/C Issuer shall notify the Agent and thereupon the Agent shall notify each Bank by telephone of its Commitment Percentage of such unpaid Reimbursement Obligation. If such notice has been given to each Bank by 12:00 Noon, Chicago time, each Bank agrees to pay the Agent in immediately available and freely transferable funds on the same Business Day. If such notice is received after 12:00 noon, Chicago time, each Bank agrees to pay the Agent in immediately available and freely transferable funds no later than the following Business Day. Funds shall be so made available at the account designated by the Agent in such notice to the Banks. Upon the election by the Banks to treat such funding as additional Revolving Credit Loans hereunder and payment by each Bank, such Loans shall bear interest in accordance with Section 1.3(a) hereof. Each L/C Issuer shall share with each Bank on a pro rata basis relative to its Commitment Percentage a portion of each payment of a Reimbursement Obligation (whether of principal or interest) and any L/C Fee (but not any L/C Administrative Fee or L/C Fronting Fee) payable by the Company. Any such amount shall be promptly remitted to the Banks when and as received by the Agent from the Company.

Section 1.9. Capital Adequacy. If, after the date hereof, any Bank or the Agent shall have determined in good faith that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, in each case as a consequence of its obligations hereunder to a level below that which such Bank would have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

Section 1.10. The Bond Letter of Credit. Subject to all the terms and conditions hereof, Harris has issued a standby letter of credit (as amended (including any amendments increasing the amount thereof) and reinstated from time to time, the “Bond L/C”) in an original stated amount of up to $25,239,727.00 (the “Bond L/C Commitment”) for the account of the Company. The Bond L/C Commitment shall be separate and apart from, and in addition to, the Revolving Credit Commitments. The Bond L/C was issued pursuant to a Reimbursement Agreement dated as of June 15, 1999 (as amended, supplemented, restated and otherwise modified from time to time, the “Reimbursement Agreement”) for the purpose of supporting the Company’s obligations relating to the Bonds. The Bond L/C shall have an expiry date not later than the Termination Date, subject to extension as provided in the Reimbursement Agreement. The Company shall pay Harris for its own account an annual issuance fee (the “Bond L/C Issuance Fee”) in an amount equal to one-eighth of one percent (0.125%) of the stated amount of the Bond L/C, payable on the date the Bond L/C is issued by Harris and on each annual anniversary thereof.

Section 1.11. Bond Reimbursement Obligation. The Company will pay in immediately available funds to Harris the amount of each demand for payment made under the Bond L/C immediately upon payment by Harris of each amount so demanded and on the date of each such payment by Harris (the obligation of the Company under this Section 1.11 is hereinafter referred to as a “Bond Reimbursement Obligation”).

Section 1.12. Participation in the Bond L/C. Each of the Banks will acquire a risk participation for its own account, without recourse to or representation or warranty from Harris, in the Bond L/C upon the issuance thereof ratably in accordance with its Commitment Percentage. In the event any Bond Reimbursement Obligation is not immediately paid by the Company pursuant to Section 1.11 hereof, each Bank will pay to Harris funds in an amount equal to such Bank’s Commitment Percentage of the unpaid amount of such Bond Reimbursement Obligation. The obligation of the Banks to Harris under this Section 1.12 shall be absolute and unconditional and shall not be affected or impaired by any Event of Default or Potential Default which may then be continuing hereunder. Harris shall notify each Bank by telephone of its Commitment Percentage of such unpaid Bond Reimbursement Obligation. If such notice has been given to each Bank by 1:00 p.m., Chicago time, each Bank agrees to pay Harris in immediately available and freely transferable funds on the same Business Day. If such notice is received after 1:00 p.m., Chicago time, each Bank agrees to pay Harris in immediately available and freely transferable funds no later than the following Business Day. Funds shall be so made available at the account designated by Harris in such notice to the Banks. Harris shall share with each Bank on a pro rata basis relative to its Commitment Percentage a portion of each payment of a Bond Reimbursement Obligation (whether of principal or interest) and any Bond L/C Fee (but not the Bond L/C Issuance Fee or any Bond L/C Administration Fee) payable by the Company. Any such amount shall be promptly remitted to the Banks when and as received by Harris from the Company.

Section 1.13. Reductions and Reinstatements. The Company and the Banks recognize, acknowledge and agree that (i) the Bond L/C provides for automatic reductions and reinstatements as set forth in the provisions of such Bond L/C, and (ii) the Bond L/C provides for the beneficiary thereof to reduce from time to time the amounts available to be drawn thereon. Each Bank acknowledges that, because the interest component of the Bond L/C may be reinstated at a time when the Company has not reimbursed Harris in full for an interest drawing under the Bond L/C, the total may exceed the Bond L/C Commitment pursuant to Section 1.10 hereof and each Bank agrees to pay Harris its pro rata share of any drawing under the Bond L/C notwithstanding that any such payment may result in the aggregate principal amount owing such Bank hereunder exceeding the Bond L/C Commitment of such Bank.

Section 1.14. Liability of Harris. None of the Harris-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with the Reimbursement Agreement or any Bond Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Affiliate of the Company, or any officer thereof, contained in the Reimbursement Agreement or any Bond Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Harris under or in connection with, the Reimbursement Agreement or any Bond Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of the Reimbursement Agreement or any Bond Document, or for any failure of the Company or any other party to the Reimbursement Agreement or any Bond Document to perform its obligations thereunder (other than for the gross negligence or willful misconduct of Harris). No Harris-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Reimbursement Agreement or any Bond Document, or to inspect the properties, books or records of the Company or any of its Affiliates.

Section 1.15. Reliance by Harris. Harris shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the

Company). Harris shall be fully justified in failing or refusing to take any action under the Reimbursement Agreement or any Bond Document which would otherwise require the consent of the Required Banks or all of the Banks unless it shall first receive such advice or concurrence of the Required Banks (or, if required by this Agreement, all Banks) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Harris shall in all cases be fully protected in acting, or in refraining from acting, under the Reimbursement Agreement or any Bond Document in accordance with a request or consent of the Required Banks (or, if required by this Agreement, all Banks) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

Section 1.16. Notice of Default. Harris shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default under Section 8.1(1) hereof, unless Harris shall have received written notice from the Company or any other party to a Bond Document. Harris shall take such action with respect to such Potential Default or Event of Default under the Reimbursement Agreement and the Bond Documents as shall be required pursuant to Section 8 hereof; provided that unless and until Harris shall have received direction under Section 8, Harris may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable and in the best interest of the Banks, except any action resulting in the acceleration or redemption of any Bonds.

Section 1.17. Indemnification. The Banks shall indemnify upon demand the Harris-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably according to such Bank’s Commitment Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the termination of the Bond L/C) be imposed on, incurred by or asserted against any such Person and which are in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment to the Harris-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person’s gross negligence or willful misconduct or for the fees and expenses of counsel in connection with the preparation, execution, delivery, administration, or modification of the Reimbursement Agreement or any Bond Document or any amendments thereto. The obligation of the Banks in this Section shall survive the payment of all amounts owing by the Company hereunder.

Section 1.18. Documents and Reports. Harris agrees to deliver to the Banks promptly upon receipt thereof copies of all documents and reports delivered to Harris pursuant to the Reimbursement Agreement or any Bond Document.

Section 1.19. Amendments. Harris may enter into any amendment or modification of, or may waive compliance with the terms of any Bond Document (other than an Indenture) without the consent of any Bank; provided (a) that without the consent of the Required Banks, Harris shall not execute any instrument agreeing to any amendment or modification of, or waiver of compliance with the Reimbursement Agreement or any Bond Document, which would waive any “Event of Default” arising under the Reimbursement Agreement or any Bond Document, and (b) without the consent of all of the Banks, Harris shall not execute any instrument agreeing to any amendment or modification of, or waiver of compliance with the Reimbursement Agreement or any Bond Document, (i) which would (A) reduce the principal of, or interest on, any Bond Reimbursement Obligation, (B) postpone the due date for any payment of principal of, or interest on, any Bond Reimbursement Obligation, (C) extend the stated expiration date of the Bond L/C, (D) increase in any material manner (in the reasonable opinion of Harris) the obligations of the Banks, or (E) release or otherwise adversely affect the interests of the Banks in any collateral granted under the Reimbursement Agreement or any Bond Document, or (ii) after the occurrence of a Potential Default or Event of Default.

SECTION 2. THE COMPETITIVE BID FACILITY.

Section 2.1. Amount and Term. The Company may from time to time before the Termination Date request Competitive Bids from the Banks and the Banks may make, at their sole discretion, Bid Loans to the Company on the terms and conditions set forth in this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, (a) the aggregate principal amount of all Bid Loans outstanding hereunder at any time may not exceed 50% of the Revolving Credit Commitments, (b) no Bank may make Bid Loans in an aggregate principal amount in excess of the maximum amount of such Bank’s Revolving Credit Commitment set forth in Section 1.1(b) of this Agreement, and (c) the aggregate principal amount of all Bid Loans outstanding hereunder at any time together with the aggregate principal amount of all Revolving Credit Loans outstanding under the Revolving Credit shall not exceed the Banks’ Revolving Credit Commitments from time to time in effect. The Company may request Competitive Bids and the Banks may, in their discretion, make such Competitive Bids on the terms and conditions set forth in this Section 2.

Section 2.2. Competitive Bid Requests. In order to request Competitive Bids, the Company shall give telephonic notice to be received by the Agent no later than 11:00 A.M., Chicago time, one Business Day before the date, which must be a Business Day, on which a proposed Bid Loan is to be made (the “Borrowing Date”), followed on the same day by a duly completed Competitive Bid Request Confirmation in the form of Exhibit L hereto to be received by the Agent not later than 11:30 A.M., Chicago time. Competitive Bid Request Confirmations that do not conform substantially to the format of Exhibit L may be rejected and the Agent shall give telephonic notice to the Company of such rejection promptly after it determines (which determination shall be conclusive) that a Competitive Bid Request Confirmation does not substantially conform to the format of Exhibit L. Competitive Bid Requests shall in each case refer to this Agreement and specify (x) the proposed Borrowing Date (which shall be a Business Day), (y) the aggregate principal amount thereof (which shall not be less than $3,000,000 and shall be an integral multiple of $1,000,000), and (z) up to 3 Interest Periods with respect to the entire amount specified in such Competitive Bid Request (which must be of no less than 30 and no more than 180 days duration and may not end after the Termination Date). Upon receipt by the Agent of a Competitive Bid Request Confirmation which conforms substantially to the format of Exhibit L attached hereto, the Agent shall invite, by telephone promptly confirmed in writing in the form of Exhibit M attached hereto, the Banks to bid, on the terms and conditions of this Agreement, to make Bid Loans pursuant to the Competitive Bid Request.

Section 2.3. Submission of Competitive Bids. Each Bank may, in its sole discretion, make one or more Competitive Bids to the Company responsive to the Competitive Bid Request. Each Competitive Bid by a Bank must be received by the Agent by telephone not later than 8:45 A.M., Chicago time, on the Borrowing Date, promptly confirmed in writing by a duly completed Confirmation of Competitive Bid substantially in the form of Exhibit N attached hereto to be received by the Agent no later than 9:00 A.M. on the same day; provided, however, that any Competitive Bid made by Harris must be made by telephone to the Company no later than 8:30 A.M., Chicago time, and confirmed by telecopier to the Company no later than 8:45 A.M., Chicago time, on the Borrowing Date. Competitive Bids which do not conform precisely to the terms of this Section 2.3 may be rejected by the Agent and the Agent shall notify the Bank submitting such Competitive Bid of such rejection by telephone as soon as practicable after determining that the Competitive Bid does not conform precisely to the terms of this Section 2.3. Each Competitive Bid shall refer to this Agreement and specify (x) the maximum principal amount (which shall not be less than $3,000,000 and shall be an integral multiple of $1,000,000) of the Bid Loan that the Bank is willing to make to the Company (y) the Yield (which shall be computed on the basis of a 360-day year and actual days elapsed and for a period equal to the Interest Period applicable thereto) at which the Bank is prepared to make the Bid Loan and (z) the Interest Period applicable thereto. The Agent shall reject any Competitive Bid if such Competitive Bid (i) does not specify all of the information specified in the immediately preceding sentence, (ii) contains any qualifying, conditional, or similar language, (iii) proposes terms other than or in addition to those set forth in the Competitive Bid Request to which it responds, or (iv) is received by the Agent later than 8:45 A.M. (Chicago time). Any Competitive Bid submitted by a Bank pursuant to this Section 2.3 shall be irrevocable and shall be promptly confirmed in writing in the form of Exhibit N; provided that in all events the telephone Competitive Bid received by the Agent shall be binding on the relevant Bank and shall not be altered, modified, or in any other manner affected by any inconsistent terms contained in, or terms missing from, the Bank’s Confirmation of Competitive Bid.

Section 2.4. Notice of Bids. The Agent shall give telephonic notice to the Company no later than 9:15 A.M., Chicago time, on the proposed Borrowing Date, of the number of Competitive Bids made, the Yield with respect to each proposed Bid Loan, the Interest Period applicable thereto and the maximum principal amount of each Bid Loan in respect of which a Competitive Bid was made and the identity of the Bank making each bid. The Agent shall send a summary of all Competitive Bids received by the Agent to the Company as soon as practicable after receipt of a Competitive Bid from each Bank that has made a Competitive Bid.

Section 2.5. Acceptance or Rejection of Bids. The Company may in its sole and absolute discretion, subject only to the provisions of this Section, irrevocably accept or reject, in whole or in part, any Competitive Bid referred to in Section 2.4 above. No later than 9:45 A.M., Chicago time, on the proposed Borrowing Date, the Company shall give telephonic notice to the Agent of whether and to what extent it has decided to accept or reject any or all the Competitive Bids referred to in Section 2.4 above, which notice shall be promptly confirmed in a writing to be received by the Agent on the proposed Borrowing Date; provided, however, that (x) no bid shall be accepted for a Bid Loan in a minimum principal amount of less than $3,000,000, (y) the Company shall accept bids solely on the basis of ascending Yields for each Interest Period, (z) if the Company declines to borrow, or it is restricted by other conditions hereof from borrowing, the maximum principal amount of Bid Loans in respect of which bids at such Yield have been made, then the Company shall accept a pro rata portion of each bid made at the same Yield, based as nearly as possible on the ratio of the maximum aggregate principal amounts of Bid Loans for which each such bid was made (provided that if the available principal amount of Bid Loans to be so allocated is not sufficient to enable Bid Loans to be so allocated to each such Bank in integral multiples of $1,000,000, the Company shall select which Banks will be allocated such Bid Loans and will round allocations up or down to the next higher or lower multiple of $1,000,000 as it shall deem appropriate but in no event shall any Bid Loan be allocated in a principal amount of less than $3,000,000), and (w) the aggregate principal amount of all Competitive Bids accepted by the Company shall not exceed the amount contained in the related Confirmation of Competitive Bid Request. A notice given by the Company pursuant to this Section 2.5 shall be irrevocable and shall not be altered, modified, or in any other manner affected by any inconsistent terms contained in, or terms missing from, any written confirmation of such notice.

Section 2.6. Notice of Acceptance or Rejection of Bid. The Agent shall promptly (but in any event no later than 10:30 A.M., Chicago time) give telephonic notice to the Banks whether or not their Competitive Bids have been accepted (and if so, in what amount and at what Yield) on the proposed Borrowing Date, and each successful bidder will thereupon become bound, subject to Section 7 and the other applicable conditions hereof, to make the Bid Loan in respect of which its bid has been accepted. Each Bank so bound shall notify the Agent upon making the Bid Loan. As soon as practicable on each Borrowing Date, the Agent shall notify each Bank of the aggregate principal amount of all Bid Loans made pursuant to a Competitive Bid Request on such Borrowing Date, the Interest Period(s) applicable thereto and the highest and lowest Yields at which such Bid Loans were made for each Interest Period.

Section 2.7. Restrictions on Bid Loans. A Bid Loan shall not be made if an Event of Default or Potential Default shall have occurred and be continuing on the date on which such Bid Loan is to be made and the Company may not obtain more than three Bid Loans in any calendar week.

Section 2.8. Minimum Amount. Each Bid Loan made to the Company on any date shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $3,000,000. Bid Loans shall be made in the amounts accepted by the Company in accordance with Section 2.5.

Section 2.9. The Notes. The Bid Loans made by each Bank to the Company shall be evidenced by the Revolving Note of the Company payable to the order of such Bank as described in Section 1.2. The outstanding principal balance of each Bid Loan, as evidenced by a Note, shall be payable at the end of every Interest Period applicable to such Bid Loan. Each Bid Loan evidenced by each Revolving Note shall bear interest from the date such Bid Loan is made on the outstanding principal balance thereof as set forth in Section 2.10 below.

Section 2.10. Term of and Interest on Bid Loans. Each Bid Loan shall bear interest during the Interest Period applicable thereto at a rate per annum equal to the rate of interest offered in the Competitive Bid therefor submitted by the Bank making such Bid Loan and accepted by the Company pursuant to Section 2.5 above. The principal amount of each Bid Loan, together with all accrued interest thereon, shall be due and payable on the last day of the Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) and, with respect to any Interest Period in excess of three months, interest on the unpaid principal amount shall be due on the date occurring every three months after the date the relevant Bid Loan was made. If any payment of principal or interest on any Bid Loan is not made when due, such Bid Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to the sum of 2.5% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period then applicable thereto, and, thereafter, at a rate per annum equal to the sum of 2.5 plus the Domestic Rate from time to time in effect.

Section 2.11. Disbursement of Bid Loans. (a) Subject to the provisions of Section 6 hereof, the proceeds of each Bid Loan shall be made available to the Company by, at the Company’s option, crediting an account maintained by the Company at Harris Trust and Savings Bank or by wire transfer of such proceeds to such account as the Company shall designate in writing to the Agent from time to time, in immediately available funds. Not later than 12:00 Noon, Chicago time, on the date specified for any Bid Loan to be made hereunder, each Bank which is bound to make such Bid Loan pursuant to Section 2.6 hereof shall make its portion of such Bid Loan available to the Company in immediately available funds at the principal office of the Agent in Chicago, Illinois.

(b) Unless the Agent shall have been notified by a Bank no later than the time the Agent gives such Bank a notice pursuant to Section 2.6 hereof (which notice shall be effective upon receipt) that such Bank does not intend to make the proceeds of such Bid Loan available to the Agent, the Agent may assume that such Bank has made such proceeds available to the Agent on such date and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to receive such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, to recover such amount from the Company) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on the date the Agent recovers such amount, at a rate per annum equal to the effective rate charged to the Agent for overnight Federal funds transactions with member banks of the Federal Reserve System for each day, as determined by the Agent (or, in the case of a day which is not a Business Day, then for the preceding Business Day). Nothing in this Section 2.11(b) shall be deemed to permit any Bank to breach its obligations to make Bid Loans hereunder, or to limit the Company’s claims against any Bank for such breach.

Section 2.12. Reliance on Telephonic Notices; Indemnity. (a) The Company agrees that the Agent may rely on any telephonic notice referred to in this Section 2 and given by any person the Agent reasonably believes is authorized to give such notice without the necessity of independent investigation, and in the event any such telephonic notice conflicts with any written notice relating thereto, or in the event no such written notice is received by the Agent, such telephonic notice shall govern if the Agent or any Bank has acted in reasonable reliance thereon. The Agent’s books and records shall be prima facie evidence of all of the matters set forth in Sections 2.2, 2.3, 2.4, 2.5 and 2.6 hereof.

(b) The Company hereby agrees to indemnify and hold the Agent harmless from and against any and all claims, damages, losses, liabilities and expenses, including court costs and legal expenses, paid or incurred by the Agent in connection with any action the Agent may take, or fail to take, in reasonable reliance upon and in accordance with any telephonic notice received by the Agent as described in this Section 2.

(c) The Banks hereby agree to indemnify and hold the Agent harmless from and against any and all claims, damages, losses, liabilities and expenses, including court costs and legal expenses, paid or incurred by the Agent in connection with any action the Agent may take, or fail to take, in reasonable reliance upon and in accordance with any telephonic notice received by the Agent as described in this Section 2, to the extent the Agent is not promptly reimbursed therefor by the Company.

Section 2.13. Telephonic Notice. Each Bank’s telephonic notice to the Agent of its Competitive Bid pursuant to Section 2.3, and the Company’s telephonic acceptance of any offer contained in a Bid pursuant to Section 2.5, shall be irrevocable and binding on such Bank and the Company, as applicable, and shall not be altered, modified, or in any other manner affected by any inconsistent terms contained in, or missing from, any written confirmation of such telephonic notice. It is understood and agreed by the parties hereto that the Agent shall be entitled to act, or to fail to act, hereunder in reliance on its records of any telephonic notices provided for herein and that the Agent shall not incur any liability to any Person in so doing if its records conflict with any written confirmation of a telephone notice or otherwise, provided that any such action taken or omitted by the Agent is taken or omitted reasonably and in good faith. It is further understood and agreed by the parties hereto that each party hereto shall in good faith endeavor to provide the notices specified herein by the times of day as set forth in this Section 2 but that no party shall incur any liability or other responsibility for any failure to provide such notices within the specified times; provided, however, that the Agent shall have no obligation to notify the Company of any Competitive Bid received by it later than 8:45 A.M. (Chicago time) on the proposed Borrowing Date, and no acceptance by the Company of any offer contained in a Competitive Bid shall be effective to bind any Bank to make a Bid Loan, nor shall the Agent be under any obligation to notify any Person of an acceptance, if notice of such acceptance is received by the Agent later than 9:45 A.M. (Chicago time) on the proposed Borrowing Date.

SECTION 3. FEES, PREPAYMENTS, TERMINATIONS AND PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Facility Fee. For the period from the date hereof to and including the Termination Date, the Company shall pay to the Agent for the account of the Banks a facility fee with respect to the Revolving Credit at the rate equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) of the aggregate maximum amount of the Banks’ Revolving Credit Commitments hereunder in effect from time to time and whether or not any credit is in use under the Revolving Credit, all such fees to be payable quarterly in arrears on the last day of each calendar quarter commencing on March 31, 2004, and on the Termination Date, unless the Revolving Credit is terminated in whole on an earlier date, in which event the facility fee for the final period shall be paid on the date of such earlier termination in whole.

Section 3.2. Agent’s Fee. The Company shall pay to and for the sole account of the Agent such fees as may be agreed upon in writing from time to time by the Agent and the Company. Such fees shall be in addition to any fees and charges the Agent may be entitled to receive under Section 10 hereunder or under the other Loan Documents.

Section 3.3. Optional Prepayments. (a) Domestic Rate Loans. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in a minimum principal amount of $2,500,000 or such greater amount which is an integral multiple of $100,000) any Domestic Rate Loan at any time upon prior telex or telephonic notice to the Agent on or before 12:00 Noon on the same Business Day.

(b) Eurodollar Loans. The Company may prepay any borrowing of Eurodollar Loans without premium or penalty, upon telephonic notice (which shall be promptly confirmed in writing by facsimile communication, telex or telegraph) by no later than 11:00 a.m. (Chicago time) on the third Business Day prior to the date of such prepayment from the Company to the Agent, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon and any compensation required by Section 9.4 hereof, if applicable; provided, however, that any such prepayment shall be in a principal amount of no less than $3,000,000 or such greater amount which is an integral multiple of $1,000,000, and after giving effect to any such prepayment the outstanding principal amount of any such borrowing of Eurodollar Loans prepaid in part shall not be less than $3,000,000 or such greater amount which is an integral multiple of $1,000,000.

(c) Any amount prepaid under the Revolving Credit may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 3.4. Mandatory Prepayments - Borrowing Base. The Company shall not permit the sum of the principal amount of all Loans plus the amount available for drawing under all L/Cs and the aggregate principal amount of all unpaid Reimbursement Obligations at any time outstanding to exceed the lesser of (i) the sum of the Banks’ Revolving Credit Commitments or (ii) the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate. In addition to the Company’s obligations to pay any outstanding Reimbursement Obligations as set forth in Section 1.6 hereof, the Company will make such payments on any outstanding Loans and Reimbursement Obligations (and, if any L/Cs are then outstanding, deposit an amount equal to the aggregate amount available for drawing under all L/Cs into an interest bearing account with the Agent which shall be held as additional collateral security for such L/Cs, and if any such excess still remains and the Bond L/C is outstanding, deposit an amount equal to the aggregate amount available for drawing under the Bond L/C into an interest bearing account with the Agent which shall be held as additional collateral security for the Bond L/C) which are necessary to cure any such excess within three Business Days after the occurrence thereof. Any amount prepaid under the Revolving Credit may, subject to the terms and conditions of this Agreement, be borrowed, prepaid and borrowed again.

Section 3.5. Place and Application of Payments. All payments of principal and interest made by the Company in respect of the Notes, Bond Reimbursement Obligations and Reimbursement Obligations and all fees payable by the Company hereunder, shall be made to the Agent at its office at 111 West Monroe Street, Chicago, Illinois 60690 and in immediately available funds, prior to 12:00 noon Chicago time on the date of such payment. All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present and future levies, imposts, duties, fees, charges, deductions withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof. Unless the Banks otherwise agree, any payments received after 12:00 noon Chicago time shall be deemed received on the following Business Day. The Agent shall remit to each Bank its proportionate share of each payment of principal, interest and facility fees, and L/C fees received by the Agent by 3:00 P.M. Chicago time on the same day of its receipt if received by the Agent by 12:00 noon, Chicago time, and its proportionate share of each such payment received by the Agent after 12:00 noon on the Business Day following its receipt by the Agent. In the event the Agent does not remit any amount to any Bank when required by the preceding sentence, the Agent shall pay to such Bank interest on such amount until paid at a rate per annum equal to the Fed Funds Rate. The Company hereby authorizes the Agent to automatically debit its account with Harris for any principal, interest and fees when due under the Notes, any L/C Agreement, the Reimbursement Agreement or this Agreement and to transfer the amount so debited from such account to the Agent for application as herein provided. All proceeds of Collateral shall be applied in the manner specified in the Security Agreement.

Section 3.6. Commitment Terminations. The Company shall have the right at any time and from time to time, upon 5 days prior written notice to the Agent (or such shorter period of time agreed to by the Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Banks in proportion to their respective Commitment Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans, L/Cs and Reimbursement Obligations then outstanding. The Agent shall give prompt notice to each Bank of any such termination of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 3.6 may not be reinstated.

SECTION 4. DEFINITIONS.

Section 4.1. Certain Terms Defined. The terms hereinafter set forth when used herein shall have the following meanings:

“Account Debtor” shall mean the Person who is obligated on a Receivable.

“Adjusted Eurodollar Rate” means a rate per annum determined pursuant to the following formula:

Adjusted Eurodollar Rate	=	Eurodollar Rate
100% - Reserve Percentage

“Affiliate” shall mean any person, firm or corporation which, directly or indirectly controls, or is controlled by, or is under common control with, the Company. As used in this definition the term “controls” (including the terms “controlled by” and “under common control with”) shall have the meaning given below. Notwithstanding anything herein to the contrary, ConAgra shall not be deemed to be an Affiliate of the Company so long as ConAgra does not own or control more than ten percent of the voting stock of the Company (measured by voting power rather than number of shares).

“Agent” is defined in the first paragraph of this Agreement.

“Agreement” shall mean this Third Amended and Restated Secured Credit Agreement as supplemented, modified, restated and amended from time to time.

“Alternative Credit Facility” shall mean any irrevocable letter of credit, surety bond, insurance policy or other similar instruments, other than the Bond L/C, issued by any Person to support the Company’s obligations with respect to the Bonds or the Company’s or a Subsidiary’s obligations with respect to existing or future industrial revenue bonds permitted by this Agreement.

“Anniversary Date” has the meaning specified in Section 1.1(b) hereof.

“Applicable Margin” shall mean, with respect to each type of Loan and the facility fee described in Column A below, the rate of interest per annum shown in Columns B, C, D, E, F, G, H and I below for the range of Leverage Ratio (expressed as a percentage) specified for each Column:

A	B	C	D	E	F	G	H	I
	Level I	Level II	Level III	Level IV	Level V	Level VI	Level VII	Level VIII
Leverage Ratio	<=35%	>35%<=	>40%<=	>45%<=	>50%<=	>55%<=	>60%<=	>65%
		40%	45%	50%	55%	60%	65%
Domestic Rate Loans	0.0%	0.0%	0.0%	0.0%	0.0%	0.25%	0.25%	0.25%
Eurodollar Loans	0.875%	1.125%	1.25%	1.375%	1.625%	1.875%	2.125%	2.375%
Facility Fee	0.25%	0.25%	0.25%	0.375%	0.375%	0.375%	0.375%	0.375%

Not later than 5 Business Days after receipt by the Agent of the financial statements called for by Section 7.4 hereof for the applicable fiscal quarter, the Agent shall determine the Leverage Ratio for the applicable period and shall promptly notify the Company and the Banks of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company and the Banks with respect to all Loans outstanding on such date, and such new

Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Leverage Ratio and Applicable Margins by the Agent in accordance with this Section shall be conclusive and binding on the Company and the Banks absent manifest error. From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in Level III above.

“Bank” and “Banks” shall have the meanings specified in the first paragraph of this Agreement.

“Bid Loan” shall mean an advance from a Bank to the Company pursuant to the biding procedures described in Section 2 hereof.

“Bonds” shall mean the $25,000,000 aggregate principal amount of the Issuer’s Environmental Facilities Reserve Bonds (Pilgrim’s Pride Corporation Project), Series 1999.

“Bond Documents” shall mean the Indenture and any other instrument and documents relating to the issuance and sale of the Bonds.

“Bond L/C” shall have the meaning specified in Section 1.10 hereof.

“Bond L/C Administrative Fees” shall mean the fees payable by the Company pursuant to Sections 2.4(b) and (c) of the Reimbursement Agreement.

“Bond L/C Commitment” shall have the meaning specified in Section 1.10 hereof.

“Bond L/C Exposure” shall mean, as of any date of determination, the sum of (a) the unused amount of the Bond L/C Commitment, if any, (b) the aggregate principal amount of all outstanding Bond Reimbursement Obligations, if any, and (c) the maximum amount available to be drawn under the Bond L/C (after giving effect to any reductions thereof as provided in the Bond L/C), each determined on such date.

“Bond L/C Fee” shall mean the fee payable by the Company pursuant to Section 2.4(a) of the Reimbursement Agreement.

“Bond Reimbursement Obligation” shall have the meaning specified in Section 1.11 hereof.

“Borrowing Base”, as determined on the basis of the information contained in the most recent Borrowing Base Certificate, shall mean an amount equal to:

(a) 65% of the Value of Eligible Inventory consisting of feed grains, feed and ingredients, plus

(b) 65% percent of the Value of Eligible Inventory consisting of live and dressed broiler chickens and commercial eggs, plus

(c) 65% of the Value of Eligible Inventory consisting of prepared foods, plus

(d) 100% of the Value of Eligible Inventory consisting of breeder hens, breeder pullets, commercial hens, commercial pullets and hatching eggs, plus

(e) 40% of the Value of Eligible Inventory consisting of packaging materials, vaccines, general supplies, and maintenance supplies, minus

(f) the aggregate outstanding amount of all Grower Payables that are more than 15 days past due, minus

(g) the Bond L/C Exposure.

“Borrowing Base Certificate” shall mean the certificate in the form of Exhibit G hereto which is required to be delivered to the Banks in accordance with Section 7.4(d) hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and Dallas, Texas and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any Property the discounted present value of the rental obligations of such person as lessee under which, in accordance with generally accepted accounting principles, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligation” shall mean, as applied to any Person, the discounted present value of the rental obligation, as aforesaid, under any Capitalized Lease.

“Capital Raising Transaction” shall mean any issuance of Capital Stock of the Company to any Person (other than an Affiliate thereof) pursuant to an underwriting or placement agreement, but shall exclude any such issuance (i) in which the primary purpose thereof is for compensatory or similar reasons, (ii) that is pursuant to a registration on Form S-4 or S-8 or any successor form, (iii) in connection with any reclassification of the Company’s securities that involves the substitution of one security for another, including, but not limited to, a stock dividend or similar transaction, or (iv) that is in payment of all or a portion of the purchase price of or other consideration payable in connection with any merger, consolidation, stock exchange, acquisition or transfer of assets or similar business combination.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, whether or not outstanding on the date of this Agreement, including, without limitation, any option, warrant or other right relating to any such capital stock.

“Cash Equivalent” shall mean any short-term investments that are classified as cash equivalents on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles, consistently applied.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” shall mean the CERCLA Information System.

“Change in Control” means (a) a sale of all or substantially all the assets of the Company to any Person or related group of Persons as an entirety or substantially as an entirety in one transaction or series of transactions, (b) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 51% of the total voting power generally entitled to vote in the election of directors, managers or trustees of the Person surviving such merger or consolidation, (c) the Pilgrim Family shall cease to “own” more than 51% of the total voting power generally entitled to vote in the election of directors, managers or trustees of the Company, (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office, or (e) the stockholders of the Company shall approve any plan for the liquidation or dissolution of the Company. For purposes herein, the Pilgrim Family shall be deemed to “own” the voting power generally entitled to vote in the election of directors, managers or trustees of the Company if the Pilgrim Family either directly or indirectly legally or beneficially own such voting power.

“Change in Law” shall have the meaning specified in Section 9.3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” shall mean the collateral security provided to the Agent for the benefit of the Banks pursuant to the Security Agreement.

“Commitment Percentage” means, for each Bank, the percentage of the Revolving Credit Commitments represented by such Bank’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Credit Loans and L/Cs and Reimbursement Obligations then outstanding.

“Company” shall have the meaning specified in the first paragraph of this Agreement.

“Competitive Bid” shall mean an offer by a Bank to make a Bid Loan pursuant to Section 2 hereof.

“Competitive Bid Request” shall mean a request made by the Company pursuant to Section 2.2 hereof.

“ConAgra” means ConAgra Foods, Inc., a Delaware corporation.

“Consolidated Subsidiary” shall mean any Subsidiary whose accounts are consolidated with those of the Company in accordance with generally accepted accounting principles.

“Control” or “Controlled By” or “Under Common Control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation, and provided further that any Consolidated Subsidiary shall be conclusively presumed to be controlled by the Company.

“Convertible Stock” means preferred stock and other Capital Stock that are convertible, exchangeable or exercisable into the Company’s common stock.

“Current Assets” of any Person shall mean the aggregate amount of assets of such Person which in accordance with generally accepted accounting principles may be properly classified as current assets after deducting adequate reserves where proper.

“Current Liabilities” shall mean all items (including taxes accrued as estimated) which in accordance with generally accepted accounting principles may be properly classified as current liabilities, and including in any event all amounts outstanding from time to time under this Agreement. For purposes of calculating the Current Ratio or Net Working Capital, Current Liabilities shall not include (i) the Company’s indebtedness relating to the Bonds to the extent proceeds remain held in trust and not paid to the Company pursuant to the terms of the Bond Documents, (ii) indebtedness relating to the Intercompany Bonds so long as the Company or a Subsidiary of the Company remains the holder of such Intercompany Bonds, and (iii) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness.

“Current Ratio” shall mean the ratio of Current Assets to Current Liabilities of the Company and its Subsidiaries.

“Debt” of any Person shall mean as of any time the same is to be determined, the aggregate on a consolidated basis (without duplication), of:

(a) all indebtedness, obligations and liabilities of such Person with respect to borrowed money (including by the issuance of debt securities and any Convertible Stock that is classified as debt under generally accepted accounting principles, consistently applied or which the Company elects to treat as Debt under this Agreement);

(b) all Capitalized Lease Obligations;

(c) all indebtedness secured by a lien on the Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness;

(d) all indebtedness, obligations and liabilities representing the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business);

(e) all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money; and

(f) all direct guaranties and indemnities in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness or others of the kind referred to in clauses (a) through (e) above;

provided that for purposes of calculating the financial covenants set forth in Sections 7.8, 7.10, 7.11, 7.12 and 7.13 of this Agreement and the calculation of the Leverage Ratio for purposes of determining the Applicable Margin, the term “Debt” shall not include (i) the Company’s indebtedness relating to the Bonds to the extent proceeds remain held in trust and not paid to the Company pursuant to the terms of the Bond Documents, (ii) indebtedness relating to the Intercompany Bonds so long as the Company or a Subsidiary of the Company remains the holder of such Intercompany Bonds, and (iii) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness.

“Distribution Business” means the business conducted at certain distribution facilities located in the United States and operated by the Company and the Distribution Subsidiary.

“Distribution Subsidiary” means Pilgrim’s Food Systems, Inc. and its successors, a Delaware corporation engaged in the business of selling and distributing (a) poultry products acquired from the Company’s and its Affiliates’ operations, and (b) poultry and non-poultry products purchased from third parties, in each case to, among others, independent grocers and quick service restaurants.

“Domestic Rate” means for any day the rate of interest announced by Harris from time to time as its prime commercial rate in effect on such day, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (the “Harris Prime Rate”), provided that if the rate per annum determined by adding 1/2 of 1% to the rate at which Harris would offer to sell federal funds in the interbank market on or about 10:00 a.m. (Chicago time) on any day (the

“Adjusted Fed Funds Rate”) shall be higher than the Harris Prime Rate on such day, then the Domestic Rate for such day and for any succeeding day which is not a Business Day shall be such Adjusted Fed Funds Rate. The determination of the Adjusted Fed Funds Rate by Harris shall be final and conclusive except in the case of manifest error or willful misconduct.

“Domestic Rate Loan” means a Revolving Credit Loan which bears interest as provided in Section 1.3(a) hereof.

“EBITDA” shall mean, in any fiscal year of the Company, all earnings (other than extraordinary items) of the Company before interest and income tax obligations of the Company for said year and before depreciation and amortization charges of the Company for said year, all determined in accordance with generally accepted accounting principles, consistently applied.

“Eligible Inventory” shall mean any Inventory of the Company in which the Agent has a first priority perfected security interest, which the Banks in their sole judgment deem to be acceptable for inclusion in the Borrowing Base and which complies with each of the following requirements:

(a) it consists solely of feed grains, feed, ingredients, live broiler chickens, dressed broiler chickens, commercial eggs, prepared food products, breeder hens, breeder pullets, hatching eggs, commercial hens, commercial pullets, packaging materials, vaccines, general supplies and maintenance supplies;

(b) it is in first class condition, not obsolete, and is readily usable or salable by the Company in the ordinary course of its business;

(c) it substantially conforms to the advertised or represented specifications and other quality standards of the Company, and has not been determined by the Banks to be unacceptable due to age, type, category, quality and/or quantity;

(d) all warranties as set forth in this Agreement and the Security Agreement are true and correct with respect thereto;

(e) it has been identified to the Banks in the manner prescribed pursuant to the Security Agreement;

(f) it is located at a location within the United States disclosed to and approved by the Banks and, if requested by the Agent, any Person (other than the Company) owning or controlling such location shall have waived all right, title and interest in and to such Inventory in a manner satisfactory to the Banks; and

(g) it is not subject to any other lien, security interest or counterclaim.

“Environmental Laws” shall have the meaning specified in Section 5.10 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Eurodollar Loan” shall mean a Revolving Credit Loan which bears interest as provided in Section 1.3(b) hereof.

“Eurodollar Rate” shall mean for each Interest Period applicable to a Eurodollar Loan, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Agent during such Interest Period.

“Event of Default” shall mean any event or condition identified as such in Section 8.1 hereof.

“Fed Funds Rate” shall have the meaning specified in Section 1.7(c) hereof.

“Fiscal Year” shall mean the 52 or 53 week period ending on the Saturday closest to September 30 in each calendar year, regardless of whether such Saturday occurs in September or October of any calendar year.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum of EBITDA and all amounts payable under all non-cancellable operating leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question, to (b) the sum of (without duplication) (i) Interest Expense for such period, (ii) the sum of the scheduled current maturities (determined in accordance with generally accepted accounting principles consistently applied) of Funded Debt during the period in question, (iii) all amounts payable under non-cancellable operating leases (determined as aforesaid) during such period, and (iv) all amounts payable with respect to Capitalized Leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question.

“Fixed Rate Loan” shall mean a Eurodollar Loan or a Bid Loan, and “Fixed Rate Loans” shall mean any one or more of such types of Loans.

“Foreign Subsidiary” shall mean any Subsidiary substantially all of whose assets, operations and business are located outside of the United States.

“Funded Debt,” with respect to any Person shall mean all indebtedness for borrowed money of such Person and with respect to the Company all indebtedness for borrowed money of the Company, in each case maturing by its terms more than one year after, or which is renewable or extendible at the option of such Person for a period ending one year or more after, the date of determination, and shall include indebtedness for borrowed money of such maturity created, assumed or guaranteed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon Property of such Person and upon which such entity customarily pays the interest, all current maturities of all such indebtedness of such maturity and all rental payments under Capitalized Leases of such maturity. For purposes of calculating the Fixed Charge Coverage Ratio, Funded Debt shall not include (i) the Company’s indebtedness relating to the Bonds to the extent proceeds remain held in trust and not paid to the Company pursuant to the terms of the Bond Documents, (ii) indebtedness relating to the Intercompany Bonds so long as the Company or a Subsidiary of the Company remains the holder of such Intercompany Bonds, and (iii) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness

“Funding Corp.” shall mean Pilgrim’s Pride Funding Corporation, a Delaware corporation.

“Grower Payables” shall mean all amounts owed from time to time by the Company to any Person on account of the purchase price of agricultural products or services (including poultry and livestock) if the Agent reasonably determines that such Person is entitled to the benefits of any grower’s lien, statutory trust or similar security arrangements to secure the payment of any amounts owed to such Person.

“Guarantor” shall mean Pilgrim Interests, Ltd., a Texas limited partnership.

“Guaranty Fees” shall have the meaning specified in Section 7.28 hereof.

“Harris” shall have the meaning specified in the first paragraph of this Agreement.

“Harris – Related Persons” shall mean Harris, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of Harris and such Affiliates.

“Hedging Liabilities” shall mean indebtedness, obligations and liabilities of the Company and any of its Subsidiaries attributable to (i) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, cap, collar or floor or other interest rate hedge arrangement, to which the Company or any of its Subsidiaries is a party or a beneficiary, (ii) any foreign exchange contract, currency option, currency swap, cap, collar or floor or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values or (iii) any commodity option, commodity forward contract, commodity swap, cap, collar or floor or similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in commodity prices.

“Highest Lawful Rate” shall have the meaning specified in Section 11.20 hereof.

“Indenture” shall mean the Trust Indenture dated as of June 15, 1999 between the Issuer and the Trustee, relating to the Bonds, as amended.

“Intangible Assets” shall mean license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from Inventory) and goodwill (all determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied).

“Intercompany Bonds” means (a) Tax Bonds in an aggregate principal amount of approximately $57,500,000 assigned to the Company in connection with and as part of the acquisition by the Company of the stock of certain Subsidiaries of ConAgra, and (b) any industrial revenue bonds, notes, debentures or similar instruments issued by a governmental entity on behalf of the Company or a Subsidiary and concurrently with or following its issuance purchased by the Company or a Subsidiary.

“Interest Expense” for any period shall mean all interest charges during such period, including all amortization of debt discount and expense and imputed interest with respect to Capitalized Lease Obligations, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, including without limitation dividends relating to Convertible Stock that is classified as debt under generally accepted accounting principles, consistently applied, or which the Company elects to treat as Debt under this Agreement.

“Interest Period” shall mean with respect to (a) the Eurodollar Loans, the period used for the computation of interest commencing on the date the relevant Eurodollar Loan is made, continued or effected by conversion and concluding on the date one, two, three or six months thereafter and, (b) the Bid Loans, the period used for the computation of interest commencing on the date the relevant Bid Loan is made and ending on the date such Bid Loan is scheduled to mature, but in no event may such period have a duration of less than 30 days or more than 180 days; provided, however, that no Interest Period for any Fixed Rate Loan may extend beyond the Termination Date. For purposes of determining an Interest Period applicable to a Eurodollar Loan, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Inventory” shall mean all raw materials, work in process, finished goods, and goods held for sale or lease or furnished or to be furnished under contracts of service in which the Company or any Subsidiary now has or hereafter acquires any right.

“Issuer” shall mean the Camp County Industrial Development Corporation, a nonstock, nonprofit industrial development corporation existing under the laws of the State of Texas.

“L/C” shall have the meaning set forth in Section 1.5 hereof.

“L/C Agreement” shall have the meaning set forth in Section 1.5 hereof.

“L/C Fee” has the meaning specified in Section 1.5 hereof.

“L/C Fronting Fee” has the meaning specified in Section 1.5 hereof.

“L/C Issuer” means the Agent and, with respect to L/Cs issued to credit enhance debt securities, such Banks listed as eligible L/C Issuers on Schedule 2 attached hereto, as such schedule may be modified from time to time in writing by the Company and the Agent.

“Leverage Ratio” shall mean the ratio for the Company and its Subsidiaries of (a) an amount equal to the sum of the aggregate outstanding principal amount of all Debt (other than Debt consisting of reimbursement and other obligations with respect to undrawn letters of credit) minus the aggregate principal amount of all cash and Cash Equivalents reflected on the Company’s balance sheet that is not restricted to secure the payment of off-balance sheet liabilities of the Company or any Subsidiary, to (b) the amount included in clause (a) above plus Net Worth.

“LIBOR Index Rate” shall mean, for any Interest Period applicable to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

“Loan” shall mean a Revolving Credit Loan or a Bid Loan, and “Loans” shall mean any two or more Revolving Credit Loans and/or Bid Loans.

“Loan Documents” shall mean this Agreement and any and all exhibits hereto, the Notes, the L/C Agreements, the Reimbursement Agreement and the Security Agreement.

“Material Subsidiary” shall mean any Subsidiary whose assets total 5% or more of the Total Assets of the Company.

“Mexican Subsidiary” shall mean a Foreign Subsidiary substantially all of whose assets, business and operations are located in the Republic of Mexico.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Net Income” shall mean the net income of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Net Tangible Assets” shall mean the excess of the value of the Total Assets over the value of the Intangible Assets of the Company and its Subsidiaries.

“Net Working Capital” shall mean as to any Person in the excess for such Person of Current Assets over Current Liabilities.

“Net Worth” shall mean the Total Assets minus the Total Liabilities of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Notes” shall mean the Revolving Notes, and “Note” means any of the Notes.

“Partnership Guaranty” shall mean the Amended and Restated Guaranty Agreement dated as of April 7, 2004, from the Guarantor to the Banks, as the same may be supplemented and amended from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Pilgrim Family” means (a) Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue, or (b) the Guarantor.

“Plan” shall mean any employee benefit plan covering any officers or employees of the Company or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC.

“Potential Default” shall mean any event or condition which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.

“PPAHC” shall mean Pilgrim’s Pride Affordable Housing Corp., a Nevada corporation.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed or tangible or intangible.

“Receivables” shall mean all accounts, contract rights, instruments, documents, chattel paper and general intangibles in which the Company or any Subsidiary now has or hereafter acquires any right.

“Receivables Securitization Program” shall mean any receivables securitization program to which the Company or a Subsidiary is a party which provides for the sale by the Company or its Subsidiaries, without recourse, of its Receivables for cash consideration, and including in any event the receivables securitization program pursuant to which the Company will sell to Funding Corp. all or substantially all of the Company’s receivables and Funding Corp. will in turn sell an undivided interest in all of such Receivables to Fairway Finance Company, LLC and its successors and assigns.

“Reimbursement Agreement” shall have the meaning specified in Section 1.10 hereof.

“Reimbursement Obligation” has the meaning specified in Section 1.6 hereof.

“Required Banks” shall mean any Bank or Banks which in the aggregate hold at least 51% of the aggregate unpaid principal balance of the Loans, Bond Reimbursement Obligations and Reimbursement Obligations or, if no Loans are outstanding hereunder, any Bank or Banks in the aggregate having at least 51% of the Revolving Credit Commitments.

“Reserve Percentage” means the daily arithmetic average maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed on member banks of the Federal Reserve System during the applicable Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on “eurocurrency liabilities” (as such term is defined in Regulation D), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be eurocurrency liabilities as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Revolving Credit” shall have the meaning specified in the first paragraph of this Agreement.

“Revolving Credit Commitment” means, as to any Bank, the obligation of such Bank to make Revolving Credit Loans and to participate in L/Cs issued for the account of the Company hereunder and in Reimbursement Obligations arising hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Company and the Banks acknowledge and agree that the Revolving Credit Commitments of the Banks aggregate $150,000,000 on the date hereof.

“Revolving Credit Loan” and “Revolving Credit Loans” shall have the meanings specified in Section 1.1(a) hereof.

“Revolving Note” or “Revolving Notes” shall have the meanings specified in Section 1.1(d) hereof.

“S&P” shall mean Standard & Poor’s Ratings Group.

“Security Agreement” shall mean that certain Amended and Restated Security Agreement Re: Inventory and Farm Products, dated as of April 7, 2004, from the Company to Harris, as Agent, as such agreement may be supplemented and amended from time to time.

“Senior Subordinated Indenture” shall mean that certain Subordinated Indenture dated as of November 21, 2003 by and between the Company as successor to PPC Escrow Corp., as Issuer, and The Bank of New York, as Trustee, in connection with the Company’s 9 1/4% Senior Subordinated Notes due November 15, 2013 in an aggregate amount not to exceed $100,000,000.

“Subordinated Debt” shall mean indebtedness for borrowed money of the Company which is subordinate in right of payment to the prior payment in full of the Company’s indebtedness, obligations and liabilities to the Banks under the Loan Documents pursuant to written subordination provisions satisfactory in form and substance to the Required Banks.

“Subsidiary” shall mean collectively any corporation or other entity at least a majority of the outstanding voting equity interests (other than directors’ qualifying shares) (measured by voting power rather than number of shares) of which is at the time owned directly or indirectly by the Company or by one of more Subsidiaries or by the Company and one or more Subsidiaries.

“Tangible Net Worth” shall mean the Net Worth minus the amount of all Intangible Assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Tax Bonds” shall mean certain industrial revenue bonds issued by governmental authorities and similar financing arrangements provided by or through state and local governmental agencies the proceeds of which were used to finance the acquisition and construction of specified projects.

“Telerate Page 3750” shall mean the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Termination Date” shall have the meaning set forth in Section 1.1(a) hereof.

“Total Assets” shall mean at any date, the aggregate amount of assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Total Liabilities” shall mean at any date, the aggregate amount of all liabilities of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, provided that for purposes of calculating the financial covenants set forth in Sections 7.8, 7.10, 7.11, 7.12 and 7.13 of this Agreement the term “Total Liabilities” shall not include (i) the Company’s indebtedness relating to the Bonds to the extent proceeds remain held in trust and not paid to the Company pursuant to the terms of the Bond Documents, (ii) the Company’s indebtedness relating to the Intercompany Bonds so long as the Company or a Subsidiary of the Company remains the holder of such Intercompany Bonds, and (iii) any other indebtedness so long as the trustee in respect of such indebtedness holds cash and Cash Equivalents in an amount sufficient to repay the principal balance of such indebtedness.

“Trustee” shall mean Harris Trust and Savings Bank, as Trustee under the Indenture, and any successor trustee thereunder.

“Turkey Business Assets” shall mean assets of the Company and its Subsidiaries that relate to their turkey line of business.

“Value of Eligible Inventory” shall mean as of any given date with respect to Eligible Inventory:

(a) With respect to Eligible Inventory consisting of feed grains, feed, ingredients, dressed broiler chickens and commercial eggs, an amount equal to the lower of (i) costs determined on a first-in-first-out inventory basis (determined in accordance with generally accepted accounting principles consistently applied), or (ii) wholesale market value;

(b) With respect to Eligible Inventory consisting of live broiler chickens, a price per pound equal to 75% of (i) the price quoted on the Los Angeles Majority Market on the date of calculation minus (ii) $0.085, rounded up to the nearest 1/4 cent (which is the Arkansas live equivalent);

(c) With respect to Eligible Inventory consisting of prepared food products, the standard cost value;

(d) With respect to Eligible Inventory consisting of: breeder hens, $1.50 per head; breeder pullets, $1.00 per head; commercial hens, $0.70 per head; commercial pullets, $0.40 per head; and hatching eggs, $1.25 a dozen; or in each case such other values as may be agreed upon by the Company and the Required Banks; and

(e) With respect to Eligible Inventory consisting of packaging materials, vaccines, general supplies and maintenance supplies, actual costs.

Section 4.2. Accounting Terms. Any accounting term or the character or amount of any asset or liability or item of income or expense required to be determined under this Agreement, shall be determined or made in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

Section 4.3. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to the Banks as follows:

Section 5.1. Organization and Qualification. The Company is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the nature of its activities requires such licensing or qualification except where the failure to be so licensed or qualified would not have a material adverse effect on the condition, financial or otherwise, of the Company, has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue the Notes in evidence thereof, to encumber its assets as collateral security for such borrowings and to perform each and all of the matters and things herein and therein provided for; and this Agreement does not, nor does the performance or observance by the Company of any of the matters or things provided for in the Loan Documents, contravene any provision of law or any charter or by-law provision or any covenant, indenture or agreement of or affecting the Company or its Properties.

Section 5.2. Subsidiaries. Each Subsidiary is duly organized and existing under the laws of the jurisdiction of its incorporation or organization, has full and adequate corporate or other organizational power to carry on its business as now conducted and is duly licensed or qualified in all jurisdictions wherein the nature of its business requires such licensing or qualification and the failure to be so licensed or qualified would have a material adverse effect upon the business, operations or financial condition of such Subsidiary and the Company taken as a whole. As of the date hereof, the only Subsidiaries of the Company are set forth on Exhibit H hereto.

Section 5.3. Financial Reports. The Company has heretofore delivered to the Banks a copy of the Audit Report as of September 27, 2003 of the Company and its Subsidiaries and unaudited financial statements (including a balance sheet, statement of income and retained earnings, statement of cash flows, footnotes and comparison to the comparable prior year period) of the Company as of, and for the period ending January 3, 2004. Such audited financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year or period and fairly reflect in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated results of its operations for the periods covered thereby. The Company and its Subsidiaries have no material contingent liabilities other than as indicated on said financial statements and since said date of January 3, 2004, there has been no material adverse change in the condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole that has not been disclosed in writing to the Banks.

Section 5.4. Litigation; Tax Returns; Approvals. There is no litigation or governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which could reasonably be expected to result in any material adverse change in the Properties, business and operations of the Company and its Subsidiaries, taken as a whole. All income tax returns for the Company required to be filed have been filed on a timely basis, all amounts required to be paid as shown by said returns have been paid except where the failure to make such filing or payment could not reasonably be expected to have a material adverse effect on the business, operations, Property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. There are no pending or, to the best of the Company’s knowledge, threatened objections to or controversies in respect of the United States federal income tax returns of the Company for any fiscal year except such objection or controversies that could not reasonably be expected to have a material adverse effect on the business, operations, Property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or are being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles consistently applied. No authorization, consent, license, exemption or filing (other than the filing of financing statements) or registration with any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company of the Loan Documents.

Section 5.5. Regulation U. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan made hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.

Section 5.6. No Default. As of the date of this Agreement, the Company is in full compliance with all of the terms and conditions of this Agreement, and no Potential Default or Event of Default is existing under this Agreement.

Section 5.7. ERISA. The Company and its Subsidiaries are in compliance in all material respects with ERISA to the extent applicable to them and have received no written notice to the contrary from the PBGC or any other governmental entity or agency.

Section 5.8. Security Interests and Debt. There are no security interests, liens or encumbrances on any of the Property of the Company or any Subsidiary except such as are permitted by Section 7.15 of this Agreement, and the Company and its Subsidiaries have no Debt except such as is permitted by Section 7.16 of this Agreement.

Section 5.9. Accurate Information. No information, exhibit or report furnished by the Company to the Banks in connection with the negotiation of the Loan Documents contained any misstatement of material fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.

Section 5.10. Environmental Matters. (a) Except as disclosed on Exhibit C, the Company has not received any written notice to the effect, or has any knowledge, that its or any Subsidiary’s Property or operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;

(b) there have been no releases of hazardous materials at, on or under any Property now or previously owned or leased by the Company or any Subsidiary that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or Properties of the Company and its Subsidiaries, taken as a whole;

(c) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any Subsidiary that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or Properties of the Company and its Subsidiaries, taken as a whole;

(d) neither the Company nor any Subsidiary has directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which could reasonably be expected to lead to material claims against the Company or any Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and

(e) no conditions exist at, on or under any Property now or previously owned or leased by the Company or any Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to any material liability under any Environmental Law.

Section 5.11. Enforceability. This Agreement and the other Loan Documents are legal, valid and binding agreements of the Company, enforceable against it in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors’ rights generally; and (b) any equitable principles relating to or limiting the rights of creditors generally.

Section 5.12. Restrictive Agreements. Neither the Company nor any Subsidiary is a party to any contract or agreement, or subject to any charge or other corporate restriction, which adversely affects its ability to execute, deliver and perform the Loan Documents to which it is a party and repay its indebtedness, obligations and liabilities under the Loan Documents or which materially and adversely affects or, insofar as the Company can reasonably foresee, could reasonably be expected to materially and adversely affect, the property, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or would in any respect materially and adversely affect the Collateral, the repayment of the indebtedness, obligations and liabilities under the Loan Documents, or any Bank’s or the Agent’s rights under the Loan Documents.

Section 5.13. Labor Disputes. Except as set forth on Exhibit J, (a) as of the date hereof, there is no collective bargaining agreement or other labor contract covering employees of the Company or any of its Subsidiaries; (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Company or any of its Subsidiaries; and (d) there is no pending or (to the best of the Company’s knowledge) threatened strike, work stoppage, material unfair labor practice claim or other material labor dispute against or affecting the Company or any of its Subsidiaries or their respective employees.

Section 5.14. No Violation of Law. Neither the Company nor any Subsidiary is in violation of any law, statute, regulation, ordinance, judgment, order or decree applicable to it which violation could reasonably be expected to in any respect materially and adversely affect the Collateral, the repayment of the indebtedness, obligations and liabilities under the Loan Documents, any Bank’s or the Agent’s rights under the Loan Documents, or the Property, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

Section 5.15. No Default Under Other Agreements. Neither the Company nor any Subsidiary is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it or its Property is bound, which default could reasonably be expected to materially and adversely affect the Collateral, the repayment of the indebtedness, obligations and liabilities under the Loan Documents, any Bank’s or the Agent’s rights under the Loan Documents or the Property, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

Section 5.16. Status Under Certain Laws. Neither the Company nor any of its Subsidiaries is an “investment company” or a person directly or indirectly controlled by or acting on behalf of an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.17. Federal Food Security Act. The Company has received no written notice given pursuant to Section 1324(e)(1) or (3) of the Federal Food Security Act and there has not been filed any financing statement or notice, purportedly in compliance with the provisions of the Federal Food Security Act, purporting to perfect a security interest in farm products purchased by the Company in favor of a secured creditor of the seller of such farm products. The Company has registered, pursuant to Section 1324(c)(2)(D) of the Federal Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by the Company and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State; and each such registration is in full force and effect.

Section 5.18. Fair Labor Standards Act. The Company and each Subsidiary has complied in all material respects with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, 29 U.S.C. §201, et seq., as amended from time to time (the “FLSA”), including specifically, but without limitation, 29 U.S.C. §215(a). This representation and warranty, and each reconfirmation hereof, shall constitute written assurance from the Company, given as of the date hereof and as of the date of each reconfirmation, that the Company and each Subsidiary has complied in all material respects with the requirements of the FLSA, in general, and Section 15(a)(1), 29 U.S.C. §215(a)(1), thereof, in particular.

Section 5.19. Organization and Qualification of the Guarantor. The Guarantor is a limited partnership duly organized and existing and in good standing under the laws of the State of Texas, has full and adequate partnership power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the nature of its activities requires such licensing or qualification except where the failure to be so licensed or qualified would not have a material adverse effect on the condition, financial or otherwise, of the Guarantor, has full right and authority to enter into the Partnership Guaranty, to guaranty the payment when due of the Company’s indebtedness, obligations and liabilities to the Banks under the Loan Documents pursuant to the Partnership Guaranty and to perform each and all of the matters and things therein provided for; and the Partnership Guaranty does not, nor does the performance or observance by the Guarantor of any of the matters or things provided for in the Partnership Guaranty, contravene any provision of law or any provision of the Guarantor’s certificate of limited partnership or its limited partnership agreement or any covenant, indenture or agreement of or affecting the Guarantor or its Properties.

SECTION 6. CONDITIONS PRECEDENT.

The obligation of the Banks to make any Loan pursuant hereto or to issue any L/C shall be subject to the following conditions precedent:

Section 6.1. General. The Agent shall have received the notice of borrowings and requests for L/Cs and the Notes hereinabove provided for.

Section 6.2. Each Extension of Credit. As of the time of the making of each Loan and the issuance of each L/C hereunder (including the initial Loan or L/C, as the case may be):

(a) each of the representations and warranties set forth in Section 5 hereof shall be and remain true and correct as of said time as if made at said time, except that (i) the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent financial statements furnished to the Banks pursuant to Section 7.4 hereof and (ii) with respect to the Company’s Foreign Subsidiaries the representations and warranties made under Section 5.13(d) shall be deemed to refer only to material strikes, work stoppages, unfair labor practice claims or other material labor disputes;

(b) the Company shall be in full compliance with all of the terms and conditions hereof, and no Potential Default or Event of Default shall have occurred and be continuing;

(c) after giving effect to the requested extension of credit and to each Loan that has been made and L/C issued hereunder, the aggregate principal amount of all Loans, the amount available for drawing under all L/Cs and the aggregate principal amount of all Reimbursement Obligations then outstanding shall not exceed the lesser of (i) the sum of the Banks’ Revolving Credit Commitments then in effect and (ii) the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, except as otherwise agreed by the Company and all of the Banks; and

(d) no change shall have occurred in the condition or operation of the Company or any Subsidiary since the date of the financial statements (quarterly or annual, as applicable) most recently provided by the Company to the Banks pursuant to Sections 7.4(a) or (b), as applicable, which, when considered in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, Property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole;

and the request by the Company for any Loan or L/C pursuant hereto shall be and constitute a warranty to the foregoing effects.

Section 6.3. Conditions to Effectiveness of Restatement. This Agreement shall become effective upon satisfaction of all of the following conditions precedent:

(a) The Company and each of the Banks shall have executed this Agreement (such execution may be in several counterparts and the several parties hereto may execute on separate counterparts).

(b) The Agent shall have received (in sufficient counterparts for distribution to each of the Banks) all of the following in a form satisfactory to the Agent, the Banks and their respective counsel:

(i) a Secured Revolving Credit Note in the form attached hereto as Exhibit A payable to the order of each Bank in the principal amount of its Revolving Credit Commitment;

(ii) a fully executed Security Agreement;

(iii) a fully executed Partnership Guaranty;

(iv) copies of the Company’s certificate of incorporation and bylaws and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(v) copies of resolutions of the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Company’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(vi) certificates of good standing for the Company (dated no earlier than 30 days prior to the date hereof) for its state of incorporation and the State of Texas;

(vii) copies of the partnership agreement of the Guarantor and any amendments thereto, certified by the Guarantor’s general partner; and

(viii) an opinion of counsel to the Company substantially in a form as set forth in Exhibit E hereto and satisfactory to the Agent, the Banks and their respective counsel;

(c) All legal matters incident to the execution and delivery hereof and the instruments and documents contemplated hereby shall be satisfactory to the Banks.

(d) The Agent shall have received for its account and the account of the Banks all fees payable by the Company to the Agent and the Banks in connection with this Agreement.

(e) The Company shall have satisfied the conditions precedent set forth in Sections 6.1 and 6.2 hereof.

SECTION 7. COVENANTS.

It is understood and agreed that so long as credit is in use or available under this Agreement or any amount remains unpaid on any Note, Reimbursement Obligation, L/C, Bond Reimbursement Obligation or Bond L/C, except to the extent compliance in any case or cases is waived in writing by the Required Banks:

Section 7.1. Maintenance. The Company will, and will cause each Subsidiary to, maintain, preserve and keep its plant, Properties and equipment in good repair, working order and condition and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be preserved and maintained in all material respects, normal wear and tear excepted.

Section 7.2. Taxes. The Company will, and will cause each Subsidiary to, duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Company or its Subsidiaries or against their respective Properties in each case before the same become delinquent and before penalties accrue thereon unless and to the extent that the same are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in form and amount reasonably satisfactory to the Required Banks have been established or where the failure to make such payment could not reasonably be expected to have a material adverse effect on the business, operations, Property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, provided that the Company shall pay or cause to be paid all such taxes, rates, assessments, fees and governmental charges forthwith upon the commencement of proceedings to foreclose any lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner satisfactory to the Required Banks.

Section 7.3. Maintenance of Insurance. The Company will, and will cause each Subsidiary to, maintain insurance coverage by good and responsible insurance underwriters in such forms and amounts and against such risks and hazards as are customary for companies engaged in similar businesses and owning and operating similar Properties, provided that the Company and its Subsidiaries may self-insure for workmen’s compensation, group health risks and their live chicken inventory in accordance with applicable industry standards. In any event, the Company will insure any of its Property which is insurable against loss or damage by fire, theft, burglary, pilferage and loss in transit, all in amounts and under policies containing loss payable clauses to the Agent as its interest may appear (and, if the Agent requests, naming the Agent as additional insured therein) and providing for advance notice to the Agent of cancellation thereof, issued by sound and reputable insurers that, at the time of issuance or renewal of such policies, are accorded a rating of A-XII or better or A or better by S&P or Moody’s and all premiums thereon shall be paid by the Company and certificates summarizing the same delivered to the Agent.

Section 7.4. Financial Reports. The Company will, and will cause each Subsidiary to, maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish to the Banks and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as may be reasonably requested and, without any request, will furnish to the Banks:

(a) as soon as available, and in any event within 45 days after the close of each quarterly fiscal period of the Company a copy of the consolidated balance sheet, statement of income and retained earnings, statement of cash flows, and the results of operations of the Company and its Subsidiaries, for such period of the Company and its Subsidiaries, and unaudited consolidating balance sheets, statement of income and retained earnings and the results of operations for the Company and its Material Subsidiaries, in each case, together with all such information for the year to date, all in reasonable detail, prepared by the Company and certified on behalf of the Company by the Company’s chief financial officer;

(b) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the audit report for such year and accompanying financial statements, including a consolidated balance sheet, a statement of income and retained earnings, and a statement of cash flows, together with all footnotes thereto, for the Company and its Subsidiaries, and unaudited consolidating balance sheets, statement of income and retained earnings and statements of cash flows for the Company and its Material Subsidiaries, in each case, showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, accompanied by an unqualified opinion of Ernst & Young LLP or other independent public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Required Banks, such opinion to indicate that such statements are prepared in accordance with generally accepted accounting principles;

(c) each of the financial statements furnished to the Banks pursuant to paragraph (a) and (b) above shall be accompanied by a Compliance Certificate in the form of Exhibit F hereto signed on behalf of the Company by its chief financial officer;

(d) within 30 days after the end of each month, a Borrowing Base Certificate in the form of Exhibit G hereto, setting forth a computation of the Borrowing Base as of that month’s end date, certified as correct on behalf of the Company by the Company’s chief financial officer and certifying that as of the last day of the preceding monthly period the signer thereof has re-examined the terms and provisions of this Agreement and the Security Agreement and that to the best of his knowledge and belief, no Potential Default or Event of Default has occurred or, if any such Potential Default or Event of Default has occurred, setting forth the description of such Potential Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same;

(e) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission or any governmental agency substituted therefor, or any national securities exchange, including copies of the Company’s form 10-K annual report, including financial statements audited by Ernst & Young LLP or other independent public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Bank, its form 10-Q quarterly report to the Securities and Exchange Commission and any Form 8-K filed by the Company with the Securities and Exchange Commission;

(f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed; and

(g) together with the audited financial statements delivered pursuant to Section 7.4(b), a list in reasonable detail of all Intercompany Bonds outstanding on the date of such financial statements, certified by the chief financial officer of the Company.

Section 7.5. Inspection and Reviews. The Company shall, and shall cause each Subsidiary to, permit the Agent and the Banks, by their representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and its Subsidiaries, to review and make copies of the books of accounts and other financial records of the Company and its domestic Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Banks may designate. In addition to any other compensation or reimbursement to which the Agent and the Banks may be entitled under the Loan Documents, after the occurrence of an Event of Default and during the continuation thereof the Company shall pay to the Agent from time to time upon demand the amount necessary to compensate it for all fees, charges and expenses incurred by the Agent or its designee in connection with the audits of Collateral, or inspections or review of the books, records and accounts of the Company or any domestic Subsidiary conducted by the Agent or its designee or any of the Banks.

Section 7.6. Consolidation and Merger. The Company will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the Property of the other Person, or acquire substantially as an entirety the business of any other Person, without the prior written consent of the Required Banks; provided, however, that (a) if no Potential Default or Event of Default shall have occurred and be continuing or shall result therefrom (including compliance on a pro forma basis with Sections 7.8, 7.9, 7.10, 7.11, 7.12 and 7.13) the Company may acquire all or substantially all the Property of the other Person, or acquire substantially as an entirety the business of any other Person if (i) the aggregate fair market value of all consideration paid or payable by the Company in all such acquisitions made in any Fiscal Year does not exceed $100,000,000, (ii) after giving effect to such acquisition the Company shall be in compliance with Section 7.22 hereof, and (iii) if the acquisition involves a merger or consolidation of the Company, the Company is the surviving or resulting entity, and (b) a Subsidiary or the Company may acquire, merge with or into or consolidate with another Subsidiary so long as, in the case of an acquisition, a merger or a consolidation involving the Company, the Company is the surviving or resulting entity, and (c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or any other Subsidiary.

Section 7.7. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Company or such Subsidiary except (a) in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms not materially less favorable to the Company than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary, (b) on-going transactions with Affiliates of the type disclosed in the Company’s proxy statement for its Fiscal Year ended September 27, 2003, (c) the sale of all or substantially all of the Company’s or a Subsidiary’s Receivables pursuant to a Receivables Securitization Program, (d) the guaranties and environmental indemnities described in Section 7.16(o) hereof, and (e) any transaction entered into between any of the Subsidiaries.

Section 7.8. Leverage Ratio. The Company will not permit its Leverage Ratio at any time to exceed 0.625 to 1.

Section 7.9. Tangible Net Worth. The Company shall maintain its Tangible Net Worth at all times in an amount not less than $600,000,000, increasing (a) on the last day of each Fiscal Year of the Company by an amount equal to 50% of the Company’s Net Income (but not less than zero) for such Fiscal Year, and (b) an the date the Company issues any Capital Stock of the Company in a Capital Raising Transaction by an amount equal to 100% of the cash and Cash Equivalent proceeds received by or for the Company’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

Section 7.10. Current Ratio. The Company will maintain at all times and measured as of the last day of each quarterly fiscal accounting period a Current Ratio of not less than 1.35 to 1.

Section 7.11. Net Tangible Assets to Total Liabilities. The Company will not permit the ratio of its Net Tangible Assets to its Total Liabilities at any time but measured as of the last day of each quarterly fiscal accounting period to be less than 1.3 to 1.

Section 7.12. Fixed Charge Coverage Ratio. The Company will not permit, as of the last day of each fiscal quarter of the Company, its Fixed Charge Coverage Ratio for the eight consecutive fiscal quarters of the Company then ended to be less than 1.5 to 1 on the last day of each fiscal quarter of the Company.

Section 7.13. Minimum Net Working Capital. The Company will maintain Net Working Capital at all times (measured as of the last day of each monthly fiscal accounting period) in an amount not less than $85,000,000.

Section 7.14. Dividends and Certain Other Restricted Payments. The Company will not (a) declare or pay any dividends or make any distribution on any class of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (except out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of capital stock) or (c) make any other distributions with respect to its capital stock; provided, however, that if no Potential Default or Event of Default shall exist before and after giving effect thereto, the Company may (i) pay dividends (A) on Convertible Stock the proceeds of which were used to refinance Debt permitted by Section 7.16 or (B) on Convertible Stock which is classified as debt under generally accepted accounting principles, consistently applied, or which the Company elects to treat as Debt under this Agreement, and such Debt is permitted by Section 7.16 hereof, (ii) in addition to the dividends permitted by clause (i), pay dividends in an aggregate amount not to exceed $6,500,000 in any Fiscal Year, (iii) pay dividends permitted under Section 7.14(i) during the immediately preceding Fiscal Year that were declared but not paid in the immediately preceding Fiscal Year and (iv) repurchase the Company’s capital stock in an aggregate amount not to exceed $25,000,000.

Section 7.15. Liens. The Company will not, and will not permit any Subsidiary to, pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), on any of its Properties of any kind or character other than:

(a) liens, pledges or deposits for workmen’s compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company or a Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances, trade payables or obligations to agricultural producers;

(b) the pledge of Property for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company and its Subsidiaries so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $20,000,000 at any one time outstanding;

(c) liens, pledges, mortgages, security interests, or other charges granted to the Agent to secure the Notes, L/Cs, or the Reimbursement Obligations;

(d) liens, pledges, security interests or other charges now or hereafter created under the Security Agreement;

(e) security interests or other interests of a lessor in equipment leased by the Company or any Subsidiary as lessee under any financing lease, to the extent such security interest or other interest secures rental payments payable by the Company thereunder;

(f) liens of carriers, warehousemen, mechanics and materialmen and other like liens, in each case arising in the ordinary course of the Company’s or any Subsidiary’s business to the extent they secure obligations that are not past due or, if past due, which do not exceed an aggregate at any one time of $10,000,000 or are being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principals;

(g) such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties which do not materially impair the Property affected thereby for the purpose for which it was acquired;

(h) liens, pledges, mortgages, security interests or other charges granted by any of the Company’s Foreign Subsidiaries in such Foreign Subsidiary’s Inventory, fixed assets and accounts receivable, in each case securing only indebtedness in an aggregate principal amount of up to the sum of 75% of the Net Working Capital of such Foreign Subsidiaries plus $20,000,000;

(i) statutory landlord’s liens under leases;

(j) existing liens described on Exhibit D hereto;

(k) liens on the cash surrender value of the life insurance policy maintained by the Company on the life of Mr. Lonnie A. Pilgrim, to the extent such liens secure loans in an aggregate principal amount not to exceed $900,000;

(l) liens, security interests, pledges, mortgages or other charges in any Property other than the Collateral securing obligations in an aggregate amount not exceeding $100,000,000 at any time;

(m) liens, mortgages and security interests in the Company’s real estate, buildings, machinery and equipment securing indebtedness permitted only by Section 7.16(j) of this Agreement;

(n) the interest of any purchaser of the Company’s or its Subsidiaries’ Receivables purchased by it pursuant to a Receivables Securitization Program in such Receivables;

(o) liens and security interests granted by PPAHC on its real estate and all buildings and improvements thereon and all rents, issues and profits thereof securing indebtedness permitted by Sections 7.16(n) and (o) hereof;

(p) (i) liens, pledges, mortgages, security interests, or other charges granted to the Agent to secure the Bond L/C or the Bond Reimbursement Obligations, and (ii) liens, pledges, mortgages, security interests or other charges in Property other than the Collateral granted to the issuer of an Alternative Credit Facility to secure the Company’s obligations to such issuer with respect to the Alternative Credit Facility;

(q) liens, pledges, mortgages and security interests on assets (other than the Collateral) of the Company and its Subsidiaries to secure indebtedness permitted by Section 7.16(y) hereof;

(r) liens of Agricultural Production Credit Association on equity interests in Agricultural Production Credit Association, liens of Agriland, FCS on equity interests in Agriland, FCS, and liens of any other farm credit institution in its equity interests purchased from time to time by the Company;

(s) liens, pledges, mortgages and security interests on assets (other than the Collateral) of the Company and its Subsidiaries to secure Hedging Liabilities;

(t) liens, pledges, mortgages and security interests on assets (other than the Collateral) of the Company and its Subsidiaries, provided such liens, pledges, mortgages and security interests are permitted under the terms of the indebtedness described in Section 7.16(u);

(u) liens, pledges, mortgages and security interests on assets (other than the Collateral) of the Company to secure indebtedness permitted by Section 7.16(l) hereof;

(v) liens, pledges, mortgages and security interests on assets (other than the Collateral) of the Company to secure indebtedness permitted by Section 7.16(g) hereof; and

(w) liens securing indebtedness of Subsidiaries so long as the liens are in favor of the Company or another Subsidiary.

Section 7.16. Borrowings and Guaranties. The Company will not, and will not permit any Subsidiary to, issue, incur, assume, create or have outstanding any indebtedness for borrowed money (including as such all indebtedness representing the deferred purchase price of Property) or customer advances, nor be or remain liable, whether as endorser, surety, guarantor or otherwise (other than such obligations under undrawn surety bonds, undrawn letters of credit and related reimbursement obligations incurred in the ordinary course of business), for or in respect of any liability or indebtedness of any other Person, other than:

(a) indebtedness of the Company arising under or pursuant to this Agreement or the other Loan Documents;

(b) the liability of the Company arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business;

(c) trade payables of the Company arising in the ordinary course of the Company’s business;

(d) indebtedness disclosed on Schedule 7.16;

(e) Subordinated Debt evidenced by the Company’s senior subordinated unsecured notes due 2013 in an aggregate principal amount not to exceed $100,000,000;

(f) indebtedness in an aggregate principal amount of up to the sum of 75% of each Foreign Subsidiary’s working capital plus $20,000,000;

(g) Debt arising from sale/leaseback transactions permitted by Section 7.29 hereof and under Capitalized Lease Obligations;

(h) indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;

(i) loans in an aggregate principal amount of up to $900,000 against the cash surrender value of the life insurance policy maintained on the life of Mr. Lonnie A. Pilgrim;

(j) Funded Debt incurred to finance capital expenditures;

(k) in addition to the indebtedness permitted by Section 7.16(f) hereof, unsecured indebtedness of the Company or its Foreign Subsidiaries in an aggregate principal amount not to exceed $20,000,000 outstanding at any time;

(l) indebtedness in an aggregate principal amount not to exceed $185,000,000 owed to John Hancock Mutual Life Insurance Company, ING Capital LLC and the other purchasers named in that certain Fourth Amended and Restated Note Purchase Agreement dated November 18, 2003 (as amended, modified and restated from time to time), that is outstanding on the date of this Agreement and any indebtedness incurred to refinance such indebtedness; provided such refinancing does not exceed the greater of the original principal amount of the indebtedness being refinanced and 75% of the appraised value of the collateral securing such indebtedness;

(m) indebtedness of the Company and its Subsidiaries pursuant to Receivables Securitization Programs;

(n) indebtedness of PPAHC in an aggregate principal amount not to exceed $5,000,000 incurred to finance the construction by PPAHC of multi-family residences in Camp County, Texas, and any indebtedness incurred to refinance such indebtedness;

(o) indebtedness of the Company under its guaranty of payment of PPAHC’s indebtedness described in subsection (n) above and its environmental indemnity in connection with PPAHC’s indebtedness described in subsection (n) above;

(p) indebtedness outstanding on the date of this Agreement of the Company and its Subsidiaries relating to industrial revenue bonds issued for the benefit of the Company or any of its Subsidiaries, including without limitation the Bonds, the Bond L/C and any Alternative Credit Facility;

(q) unsecured indebtedness of the Company evidenced by its senior unsecured notes due September 2011 in an original aggregate principal amount not to exceed $303,500,000 (and any replacements, exchanges, renewals, refinancings, extensions or amendments thereof so long as the principal amount of such indebtedness does not exceed the principal amount of the indebtedness so replaced, exchanged, renewed, refinanced or extended plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith);

(r) additional unsecured indebtedness of the Company in an original aggregate principal amount not to exceed $100,000,000 evidenced by additional senior unsecured notes of the Company (and any replacements, exchanges, renewals, refinancings, extensions or amendments thereof so long as the principal amount of such indebtedness does not exceed the principal amount of the indebtedness so replaced, exchanged, renewed, refinanced or extended plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith);

(s) indebtedness of any Subsidiary to any other Subsidiary or, to the extent permitted by Section 7.17 hereof, to the Company and unsecured indebtedness of the Company to any Subsidiary, provided that any such indebtedness of the Company is expressly subordinated to the prior payment in full in cash of all of the Company’s indebtedness, obligations and liabilities to the Agent and the Banks under this Agreement and the other Loan Documents;

(t) guarantees by any Subsidiary of the indebtedness of the Company permitted under subsections (e), (l), (q), (r), (u) and (x) of this Section 7.16; provided that such Subsidiary guarantees all of the Company’s indebtedness, obligations and liabilities to the Agent and the Banks under this Agreement and the other Loan Documents;

provided further that the indebtedness of the Company under subsections (e) and (x) are subordinated pursuant to written subordination provisions satisfactory in form and substance to the Required Banks or on substantially the same terms as the Senior Subordinated Indenture;

(u) senior secured indebtedness of the Company under credit facilities agented by CoBank, ACB or other lenders in an aggregate principal amount not to exceed the greater of (i) $500,000,000, or (ii) 75% of the appraised value of the assets of the Company and its Subsidiaries incurred to finance the expansion of the Company’s production and processing facilities, fixture acquisitions, repayment of existing indebtedness and for general corporate purposes;

(v) Hedging Liabilities;

(w) additional secured and unsecured indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $100,000,000;

(x) Subordinated Debt maturing no earlier than the Termination Date (and any replacements, exchanges, renewals, refinancings, extensions or amendments thereof so long as the principal amount of such indebtedness does not exceed the principal amount of the indebtedness so replaced, exchanged, renewed, refinanced or extended plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith); and

(y) indebtedness of the Company and its Subsidiaries relating to the Intercompany Bonds.

Section 7.17. Investments, Loans and Advances. The Company will not, and will not permit any Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person, other than:

(a) investments in certificates of deposit having a maturity of one year or less issued by any United States commercial bank having capital and surplus of not less than $50,000,000;

(b) investments in an aggregate amount of up to $8,000,000 in deposits maintained with the Pilgrim Bank of Pittsburg;

(c) investments in commercial paper rated P1 by Moody’s or A1 by S&P maturing within 180 days of the date of issuance thereof;

(d) marketable obligations of the United States;

(e) marketable obligations guaranteed by or insured by the United States, or those for which the full faith and credit of the United States is pledged for the repayment of principal and interest thereof; provided that such obligations have a final maturity of no more than one year from the date acquired by the Company;

(f) repurchase, reverse repurchase agreements and security lending agreements collateralized by securities of the type described in subsection (c) and having a term of no more than 90 days, provided, however, that the Company shall hold (individually or through an agent) all securities relating thereto during the entire term of such arrangement;

(g) banker’s acceptances maturing within one year issued by any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $50,000,000;

(h) Eurodollar time deposits maturing within six months purchased directly from a bank meeting the requirements of Section 7.17(a);

(i) direct obligations issued by any state of the United States or any political subdivision of any such state or public instrumentality thereof maturing within one year and having at the time of acquisition, the highest rating obtainable from either S&P or Moody’s;

(j) loans, investments (excluding retained earnings) and advances by the Company to its Mexican Subsidiaries in an aggregate outstanding amount not to exceed $145,000,000 at any time, provided, however, that the Company may make loans, investments (excluding retained earnings) and advances to its Mexican Subsidiaries in an aggregate amount equal to the aggregate amount of any capital withdrawn from its Mexican Subsidiaries after the date hereof but not to exceed an aggregate amount of $25,000,000 in any Fiscal Year of the Company, provided further that any such investments (excluding retained earnings), loans and advances shall not cause the aggregate outstanding amount of all such loans, investments (excluding retained earnings) and advances to exceed $145,000,000 at any time;

(k) loans and advances to employees (other than executive officers and directors of the Company) for reasonable expenses incurred in the ordinary course of business;

(l) loans and advances from any Subsidiary to any another Subsidiary or to the Company and unsecured indebtedness of the Company to any Subsidiary;

(m) investments in an aggregate amount not to exceed $5,000,000 in Southern Hens, Inc.;

(n) investments in and loans and advances to each of PPC Delaware Business Trust, Pilgrim’s Pride International, Inc. and PPC Marketing, Ltd. in an aggregate amount not to exceed $1,000,000 for each such entity;

(o) an initial capital contribution to Funding Corp. in an amount of up to $1,000 and investments, if any, arising from the sale of Receivables pursuant to Receivables Securitization Programs;

(p) loans and advances to officers and employees of the Company and its Subsidiaries made in connection with such officer’s and employee’s for housing related expenses or loans associated with the procurement or sale of personal residences or necessary for the moving of key personnel, in an aggregate outstanding amount not to exceed $3,000,000 at any time;

(q) loans and advances to, and investments in, Subsidiaries (other than Mexican Subsidiaries) in any Fiscal Year in an aggregate amount (net of the amount of any repayments of such loans and advances and amounts of any capital investments returned to the Company during such Fiscal Year) which, together with the aggregate amount of investments permitted by Section 7.27 hereof, does not exceed 5% of the Total Assets of the Company and its Subsidiaries;

(r) investments permitted by Section 7.6;

(s) investments made prior to the date hereof in Persons, which are not Subsidiaries, identified on Exhibit K hereto;

(t) investments existing on the date of this Agreement in Subsidiaries listed on Exhibit H;

(u) investments in mutual funds that invest not less than 95% of their assets in cash and Cash Equivalents or investments of the kinds described in subsections (a) through (i) above;

(v) investments existing on the date of this Agreement in industrial revenue bonds issued for the benefit of the Company and its Subsidiaries;

(w) investments in marketable corporate bonds that have a long-term senior unsecured debt rating of not less than BBB by Moody’s and not less than Baa3 by S&P;

(x) loans and advances to employees and contract growers (other than executive officers and directors of the Company) in an aggregate amount not to exceed $25,000,000 at any time;

(y) investments in Intercompany Bonds; and

(z) investments not otherwise permitted by this Section 7.17 in an amount not to exceed at any time an aggregate of $50,000,000.

Section 7.18. Sale of Property. The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property to any other Person in any Fiscal Year of the Company; provided, however, that this Section shall not prohibit:

(a) sales of Inventory by the Company or any Subsidiary in the ordinary course of business, including any sales of Inventory by the Company to the Distribution Subsidiary in the ordinary course of business;

(b) sales or leases by the Company or any Subsidiary of its surplus, obsolete or worn-out machinery and equipment;

(c) the sale by the Company or any Subsidiary of all or substantially all of its Receivables pursuant to Receivables Securitization Programs;

(d) transfers of assets from any Subsidiary to any other Subsidiary or to the Company;

(e) the sale of the Turkey Business Assets;

(f) the transfer by the Company of the Distribution Business to the Distribution Subsidiary;

(g) the transfer by the Company to Pilgrim’s Pride Corporation of West Virginia, Inc. of the Company’s facility, and related assets, located in Moorefield, West Virginia;

(h) the transfer by the Company to a Subsidiary of trademarks, trademark registrations, trademark licenses, trade styles and trade names of the Company or a Subsidiary existing on the date of this Agreement;

(i) the transfer by the Company to a Subsidiary of its motor vehicles and trailers licensed for over-the-road transportation and lease agreements relating to such motor vehicles and trailers having an aggregate net book value of not to exceed $25,000,000; and

(j) investments in Subsidiaries permitted by Sections 7.17(j) and (q).

For purposes of this Section 7.18, “material part” shall mean 5% or more of the lesser of the book or fair market value of the Property of the Company. The Banks hereby agree to release and authorize and direct the Agent (i) to release its security interest in any Collateral that constitutes a part of the Distribution Business effective upon each transfer of such Distribution Business (or portion thereof) to the Distribution Subsidiary, (ii) to release its security interest in any Collateral that is part of the Company’s operations at its Moorefield, West Virginia facilities upon its transfer to Pilgrim’s Pride Corporation of West Virginia, Inc., and (iii) to release its security interest in any Collateral that constitutes trademarks, trademark registrations, trademark licenses, trade styles and trade names of the Company upon its transfer to a Subsidiary.

Section 7.19. Notice of Suit, Adverse Change in Business or Default. The Company shall, as soon as possible, and in any event within fifteen (15) days after the Company learns of the following, give written notice to the Banks of (a) any proceeding(s) that, if determined adversely to the Company or any Subsidiary could reasonably be expected to have a material adverse effect on the Properties, business or operations of the Company and its Subsidiaries, taken as a whole, being instituted or threatened to be instituted by or against the Company or such Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign); (b) any material adverse change in the business, Property or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole; and (c) the occurrence of a Potential Default or Event of Default.

Section 7.20. ERISA. The Company will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of its Property and will promptly notify the Agent of (a) the occurrence of any reportable event (as defined in ERISA) which could reasonably be expected to result in the termination by the PBGC of any Plan covering any officers or employees of the Company or any Subsidiary any benefits of which are, or are required to be, guaranteed by PBGC, (b) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. The Company will not, and will not permit any Subsidiary to, terminate any Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

Section 7.21. Use of Loan Proceeds. The Company will use the proceeds of all Loans and L/Cs made or issued hereunder solely to refinance existing Debt and for general corporate purposes (excluding financing all or any part of the consideration payable by the Company or any Subsidiary in hostile acquisitions).

Section 7.22. Conduct of Business and Maintenance of Existence. The Company will not, and will not permit any Subsidiary to, directly or indirectly engage in any material respect in any business other than businesses engaged in by the Company on the date hereof other operations or activities in the poultry industry and in the processing, packaging, distribution and wholesales of poultry products and other business or activities substantially similar or related thereto. The Company will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect the Company’s corporate existence and the Company’s and each Subsidiary’s rights, privileges and franchises necessary or desirable in the normal conduct of business; except where the failure to preserve, renew and keep in full force and effect such rights, privileges and licenses could not reasonably be expected to have a material adverse effect on the business, operations, Property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; and except that the foregoing shall not prohibit the sale of the Turkey Business Assets.

Section 7.23. Additional Information. Upon request of the Agent, the Company shall provide any reasonable additional information pertaining to any of the Collateral.

Section 7.24. Supplemental Performance. The Company will at its own expense, register, file, record and execute all such further agreements and documents, including without limitation financing statements, and perform such acts as are necessary and appropriate, or as the Agent or any Bank may reasonably request, to effect the purposes of the Loan Documents.

Section 7.25. Compliance with Laws, etc. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation) (a) in the case of the Company, the maintenance and preservation of its corporate existence, (b) qualification as a foreign corporation wherein the nature of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, operations, Property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (c) the registration pursuant to the Food Security Act of 1985, as amended, with the Secretary of State of each State in which are produced any farm products purchased by the Company and which has established a central filing system, as a buyer of farm products produced in such state, and the maintenance of each such registration, (d) compliance with the Packers and Stockyard Act of 1921, as amended, (e) compliance with all applicable rules and regulations promulgated by the United States Department of Agriculture and all similar applicable state rules and regulations, and (f) compliance with all rules and regulations promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended; provided that the failure of the Company to comply with this Section 7.25 in any instance not directly involving the Agent and the Banks or adversely affecting the Agent’s security interest in the Collateral shall not constitute an Event of Default unless such failure would have a material adverse effect on the business, operations, Property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

Section 7.26. Environmental Covenant. The Company will, and will cause each of its Subsidiaries to:

(a) use and operate all of its facilities and Properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous materials in material compliance with all applicable Environmental Laws;

(b) immediately notify the Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and Property or compliance with Environmental Laws, and shall promptly cure and have dismissed, to the reasonable satisfaction of the Required Banks, any actions and proceedings relating to compliance with Environmental Laws unless and to the extent that the same are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in form and amount reasonably satisfactory to the Required Banks have been established, provided that no proceedings to foreclose any lien which is attached as security therefor shall have been commenced unless such foreclosure is stayed by the filing of an appropriate bond in a manner satisfactory to the Required Banks; and

(c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 7.26.

Section 7.27. New Subsidiaries. The Company will not, directly or indirectly, create or acquire in any Fiscal Year any Subsidiary unless (a) after giving effect to any such creation or acquisition, the total assets (determined in accordance with generally accepted accounting principles, consistently applied) of all such new Subsidiaries in such Fiscal Year which, together with the aggregate amount of loans, advances and investments permitted by Section 7.17(q) hereof (net of the amount of any repayment of such loans and advances and amounts of any capital investment returned to the Company during such Fiscal Year), would not exceed 5% of the Total Assets of the Company and its Subsidiaries, and (b) at the Company’s option either (i) all Inventory of such Subsidiaries (other than any such Subsidiaries that are organized under the laws of any jurisdiction other than the United States of America, any State, the District of Columbia or Puerto Rico) are pledged to the Agent for the benefit of the Banks pursuant to a security agreement substantially identical to the Security Agreement, or (ii) to the extent not pledged pursuant to clause (i), the Company will cause such Subsidiary not to pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subject to any lien, charge or security interest of any kind on any of such Subsidiary’s Inventory other than liens permitted by Section 7.15 hereof.

Section 7.28. Guaranty Fees. The Company will not, and it will not permit any Subsidiary to, directly or indirectly, pay to the Guarantor or any other guarantor of any of the Company’s indebtedness, obligations and liabilities, any fee or other compensation, but excluding salary, bonus and other compensation for services rendered as an employee (collectively the “Guaranty Fees”) in an aggregate amount in excess of $10,000,000 in any Fiscal Year of the Company. For purposes of this Section 7.30, any Guaranty Fees paid within 45 days after the last day of any Fiscal Year shall be deemed to have been paid during such Fiscal Year.

Section 7.29. Sale and Leasebacks. The Company will not, and will not permit any Subsidiary to, enter into any arrangement with any lender or investor providing for the leasing by the Company or any Subsidiary of any real or personal property previously owned by the Company or any Subsidiary, except: such transactions in which the aggregate consideration received by the Company upon the sale of such property does not exceed $25,000,000 in any Fiscal Year, provided that the Company shall apply 100% of the cash proceeds, net of reasonable direct costs relating to such transaction and sale, use or other transactional taxes paid or payable as a direct result of such transaction, to the payment of outstanding Debt concurrently upon the Company’s receipt of such proceeds.

Section 7.30. Amendments to Subordinated Debt Documents. The Company shall not alter, amend or modify any subordination provision of any Subordinated Debt in a manner adverse to the interests of the Banks without the prior written consent of the Required Banks.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1. Definitions. Any one or more of the following shall constitute an Event of Default:

(a) Default in the payment when due of any interest on or principal of any Note, Bond Reimbursement Obligation or Reimbursement Obligation, whether at the stated maturity thereof or as required by Section 3.4 hereof or at any other time provided in this Agreement, or of any fee or other amount payable by the Company pursuant to this Agreement;

(b) Default in the observance or performance of any covenant set forth in Sections 7.4, 7.5, 7.6, 7.15, 7.16, 7.18 and 7.19, inclusive, hereof, or of any provision of any Security Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of such Collateral;

(c) Default in the observance or performance of any covenant set forth in Sections 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.15, 7.17, 7.20, and 7.22, inclusive, hereof and such default shall continue for 15 days after written notice thereof to the Company by any Bank;

(d) Default in the observance or performance of any other covenant, condition, agreement or provision hereof or any of the other Loan Documents and such default shall continue for 30 days after written notice thereof to the Company by any Bank;

(e) Default shall occur under any evidence of indebtedness in a principal amount exceeding $20,000,000 issued or assumed or guaranteed by the Company, or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any indebtedness evidenced thereby or outstanding or secured thereunder;

(f) Any representation or warranty made by the Company herein or in any Loan Document or in any statement or certificate furnished by it pursuant hereto or thereto, proves untrue in any material respect as of the date made or deemed made pursuant to the terms hereof;

(g) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $20,000,000 shall be entered or filed against the Company or any Subsidiary or against any of their respective Property or assets and remain unbonded, unstayed and undischarged for a period of 30 days from the date of its entry;

(h) Any reportable event (as defined in ERISA) which constitutes grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan, shall have occurred and such reportable event shall be continuing thirty (30) days after written notice to such effect shall have been given to the Company by any Bank; or any such Plan shall be terminated; or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to administer or terminate any such Plan;

(i) The Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, (ii) admit in writing its inability to pay, or not pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its property, (v) file a petition seeking relief or institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(j) hereof;

(j) A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Company, any Subsidiary or any substantial part of its respective Property, or a proceeding described in Section 8.1(i)(v) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 90 days;

(k) The existence of an “Event of Default” as defined in the Security Agreement;

(l) Any shares of the capital stock of the Company owned legally or beneficially by the Guarantor or Mr. And/or Mrs. Lonnie A. Pilgrim shall be pledged, assigned or otherwise encumbered for any reason, other than the pledge of up to 4,000,000 shares (as adjusted for any increase or decrease in the number of issued shares of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company) to secure personal obligations of Mr. And Mrs. Lonnie A. Pilgrim or such other personal obligations incurred by any Person so long as such obligations are not related to the financing of the Company of any of its Subsidiaries;

(m) the Guarantor shall terminate, breach, repudiate or disavow the Partnership Guaranty or any part thereof, or any event specified in Sections 8.1(i) or (j) shall occur with regard to the Guarantor;

(n) The occurrence of a Change in Control; or

(o) The existence of any condition or the occurrence of any event specified as an “Event of Default” under the Reimbursement Agreement.

Section 8.2. Remedies for Non-Bankruptcy Defaults. When any Event of Default, other than an Event of Default described in subsections (i) and (j) of Section 8.1 hereof, has occurred and is continuing, the Agent, if directed by the Required Banks, shall give notice to the Company and take any or all of the following actions: (a) terminate the remaining Revolving Credit Commitments and the Bond L/C Commitment, if any, hereunder on the date (which may be the date thereof) stated in such notice, (b) declare the principal of and the accrued interest on the Notes, unpaid Bond Reimbursement Obligations and unpaid Reimbursement Obligations to be forthwith due and payable and thereupon the Notes, unpaid Bond Reimbursement Obligations and unpaid Reimbursement Obligations including both principal and interest, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind, and (c) proceed to foreclose against any Collateral under any of the Security Documents, take any action or exercise any remedy under any of the Loan Documents or exercise any other action, right, power or remedy permitted by law. Any Bank may exercise the right of set off with regard to any deposit accounts or other accounts maintained by the Company with any of the Banks.

Section 8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsections (i) or (j) of Section 8.1 hereof has occurred and is continuing, then the Notes, unpaid Bond Reimbursement Obligations and all Reimbursement Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 8.4. L/Cs. Promptly following the acceleration of the maturity of the Notes pursuant to Section 8.2 or 8.3 hereof, the Company shall immediately pay to the Agent for the benefit of the Banks the full aggregate amount of all outstanding L/Cs and the Bond L/C. The Agent shall hold all such funds and proceeds thereof as additional collateral security for the obligations of the Company to the Banks under the Loan Documents. The amount paid under any of the L/Cs or the Bond L/C for which the Company has not reimbursed the Banks shall bear interest from the date of such payment at the default rate of interest specified in Section 1.3(c) hereof.

Section 8.5. Remedies under the Bond Documents. In addition to the foregoing, Harris shall have all of the remedies provided to Harris in the Bond Documents upon the occurrence of an Event of Default.

SECTION 9. CHANGE IN CIRCUMSTANCES REGARDING FIXED RATE LOANS.

Section 9.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note to the contrary, if at any time after the date hereof with respect to Fixed Rate Loans, any Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful for such Bank to make or continue to maintain any Fixed Rate Loan or to give effect to its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Company to such effect, and such Bank’s obligation to make, relend, continue or convert any such affected Fixed Rate Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain such affected Loan. The Company shall prepay the outstanding principal amount of any such affected Fixed Rate Loan made to it, together with all interest accrued thereon and all other amounts due and payable to the Banks under Section 9.4 of this Agreement, on the earlier of the last day of the Interest Period applicable thereto and the first day on which it is illegal for such Bank to have such Loans outstanding; provided, however, the Company may then elect to borrow the principal amount of such affected Loan by means of another type of Loan available hereunder, subject to all of the terms and conditions of this Agreement.

Section 9.2. Unavailability of Deposits or Inability to Ascertain the Adjusted Eurodollar Rate. Notwithstanding any other provision of this Agreement or any Note to the contrary, if prior to the commencement of any Interest Period any Bank shall determine (a) that deposits in the amount of any Fixed Rate Loan scheduled to be outstanding are not available to it in the relevant market or (b) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate, then such Bank shall promptly give telephonic or telex notice thereof to the Company, the Agent and the other Banks (such notice to be confirmed in writing), and the obligation of the Banks to make, continue or convert any such Fixed Rate Loan in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted Eurodollar Rate. Upon the giving of such notice, the Company may elect to either (i) pay or prepay, as the case may be, such affected Loan or (ii) reborrow such affected Loan as another type of Loan available hereunder, subject to all terms and conditions of this Agreement.

Section 9.3. Taxes and Increased Costs. With respect to the Fixed Rate Loans, if any Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Bank or its lending branch or the Fixed Rate Loans contemplated by this Agreement (whether or not having the force of law) (“Change in Law”) shall:

(a) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or Loans by, or any other acquisition of funds or disbursements by, such Bank (other than reserves included in the determination of the Adjusted Eurodollar Rate);

(b) subject such Bank, any Fixed Rate Loan or any Note to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Fixed Rate Loan or any Note except such taxes as may be measured by the overall net income of such Bank or its lending branch and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank’s principal executive office or its lending branch is located;

(c) change the basis of taxation of payments of principal and interest due from the Company to such Bank hereunder or under any Note (other than by a change in taxation of the overall net income of such Bank); or

(d) impose on such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any Fixed Rate Loan or any Note;

and such Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining any Fixed Rate Loan hereunder or to reduce the amount of principal or interest received by such Bank, then the Company shall pay to such Bank from time to time as specified by such Bank such additional amounts as such Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If any Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth such increased cost or reduced amount as a result of any event mentioned herein specifying such Change in Law, and such certificate shall be conclusive and binding on the Company as to the amount thereof except in the case of manifest error. Upon the imposition of any such cost, the Company may prepay any affected Loan, subject to the provisions of Sections 3.3 and 9.4 hereof.

Section 9.4. Funding Indemnity. (a) In the event any Bank shall incur any loss, cost, expense or premium (including, without limitation, any loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Fixed Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(i) any payment or prepayment of a Fixed Rate Loan on a date other than the last day of the then applicable Interest Period;

(ii) any failure by the Company to borrow, continue or convert any Fixed Rate Loan on the date specified in the notice given pursuant to Section 1.7 hereof; or

(iii) the occurrence of any Event of Default;

then, upon the demand of such Bank, the Company shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense.

(b) If any Bank makes a claim for compensation under this Section 9.4, it shall provide to the Company a certificate setting forth the amount of such loss, cost or expense in reasonable detail and such certificate shall be conclusive and binding on the Company as to the amount thereof except in the case of manifest error.

Section 9.5. Lending Branch. Each Bank may, at its option, elect to make, fund or maintain its Eurodollar Loans hereunder at the branch or office specified opposite its signature on the signature page hereof or such other of its branches or offices as such Bank may from time to time elect, subject to the provisions of Section 1.7(b) hereof.

Section 9.6. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Banks had actually funded and maintained each Fixed Rate Loan during each Interest Period for such Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.

SECTION 10. THE AGENT.

Section 10.1. Appointment and Powers. Harris Trust and Savings Bank is hereby appointed by the Banks as Agent under the Loan Documents, including but not limited to the Security Agreement, wherein the Agent shall hold a security interest for the benefit of the Banks, solely as the Agent of the Banks, and each of the Banks irrevocably authorizes the Agent to act as the Agent of such Bank. The Agent agrees to act as such upon the express conditions contained in this Agreement. The Banks expressly agree that the Agent is not acting as a fiduciary of the Banks in respect of the Loan Documents, the Company or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Banks except as expressly set forth herein

Section 10.2. Powers. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms of the Loan Documents, together with such powers as are incidental thereto. The Agent shall have no implied duties to the Banks, nor any obligation to the Banks to take any action under the Loan Documents except any action specifically provided by the Loan Documents to be taken by the Agent.

Section 10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them under the Loan Documents or in connection therewith except for its or their own gross negligence or willful misconduct.

Section 10.4. No Responsibility for Loans, Recitals, etc. The Agent shall not (a) be responsible to the Banks for any recitals, reports, statements, warranties or representations contained in the Loan Documents or furnished pursuant thereto, (b) be responsible for the payment or collection of or security for any Loans, Bond Reimbursement Obligations or Reimbursement Obligations hereunder except with money actually received by the Agent for such payment, (c) be bound to ascertain or inquire as to the performance or observance of any of the terms of the Loan Documents, or (d) be obligated to determine or verify the existence, eligibility or value of any Collateral, or the correctness of any Borrowing Base Certificate or compliance certificate. In addition, neither the Agent nor its counsel shall be responsible to the Banks for the enforceability or validity of any of the Loan Documents or for the existence, creation, attachment, perfection or priority of any security interest in the Collateral.

Section 10.5. Right to Indemnity. The Banks hereby indemnify the Agent for any actions taken in accordance with this Section 10, and the Agent shall be fully justified in failing or refusing to take any action hereunder, unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, other than any liability which may arise out of Agent’s gross negligence or willful misconduct.

Section 10.6. Action Upon Instructions of Banks. The Agent agrees, upon the written request of the Required Banks, to take any action of the type specified in the Loan Documents as being within the Agent’s rights, duties, powers or discretion. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any action, unless the Loan Documents specifically require the consent of the Required Banks or all of the Banks.

Section 10.7. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder by or through agents (other than employees) and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care. The Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agency hereby created.

Section 10.8. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Agent.

Section 10.9. May Treat Payee as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person, firm or corporation who at the time of making such request or giving such authority or consent is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefore.

Section 10.10. Agent’s Reimbursement. Each Bank agrees to reimburse the Agent pro rata in accordance with its Commitment Percentage for any reasonable out-of-pocket expenses (including fees and charges for field audits) not reimbursed by the Company (a) for which the Agent is entitled to reimbursement by the Company under the Loan Documents and (b) for any other reasonable out-of-pocket expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and for which the Agent is entitled to reimbursement by the Company and has not been reimbursed.

Section 10.11. Rights as a Lender. With respect to its commitment, Loans made by it, L/Cs issued by it and the Notes issued to it, Harris shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Harris in its individual capacity. Harris and each of the Banks may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company as if it were not the Agent or a Bank hereunder, as the case may be.

Section 10.12. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 5.3 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

Section 10.13. Resignation of Agent. Subject to the appointment of a successor Agent, the Agent may resign as Agent for the Banks under this Agreement and the other Loan Documents at any time by sixty days’ notice in writing to the Banks. Such resignation shall take effect upon appointment of such successor. The Required Banks shall have the right to appoint a successor Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Agent under the Loan Documents. In the event a successor Agent shall not have been appointed within the sixty day period following the giving of notice by the Agent, the Agent may appoint its own successor. Resignation by the Agent shall not affect or impair the rights of the Agent under Sections 10.5 and 10.10 hereof with respect to all matters preceding such resignation. Any successor Agent must be a Bank, a national banking association, a bank chartered in any state of the United States or a branch of any foreign bank which is licensed to do business under the laws of any state or the United States.

Section 10.14. Duration of Agency. The agency established by Section 10.1 hereof shall continue, and Sections 10.1 through and including Section 10.14 shall remain in full force and effect, until the Notes and all other amounts due hereunder and thereunder, including without limitation all Bond Reimbursement Obligations or Reimbursement Obligations, shall have been paid in full and the Banks’ commitments to extend credit to or for the benefit of the Company shall have terminated or expired.

Section 10.15. Hedging Liability Arrangements. By virtue of a Bank’s execution of this Agreement or an assignment agreement pursuant to Section 11.16 hereof, as the case may be, any Affiliate of such Bank with whom the Company has entered into an agreement creating Hedging Liability shall be deemed a Bank party hereto for purposes of any reference in a Loan Document to the parties for whom the Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Partnership Guaranty. In connection with any such distribution of payments and collections, the Agent shall be entitled to assume no amounts are due to any Bank or its Affiliate with respect to Hedging Liability unless such Bank has notified the Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 10.16. Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Banks (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Banks and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 10.17. Authorization to Release or Subordinate or Limit Liens. The Agent is hereby irrevocably authorized by each of the Banks to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the Security Agreement (including a sale, transfer, or disposition permitted by the terms of Section 7.18 hereof or which has otherwise been consented to in accordance with Section 11.1 hereof), (b) release or subordinate any lien, mortgage or security interest on Collateral consisting of goods financed with purchase money indebtedness or under a Capitalized Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the lien, mortgage or security interest securing the same, are permitted by Sections 7.15(m), 7.15(v), 7.16(g) or 7.16(j) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax and (d) subordinate any lien, mortgage or security interest on Collateral consisting of general intangibles to the extent such general intangibles relate to real property and improvements thereto granted under mortgages and deeds of trust in favor of, and securing the Company’s indebtedness permitted under Section 7.16 to John Hancock Mutual Life Insurance Company, ING Capital LLC and the other purchasers named in that certain Fourth Amended and Restated Note Purchase Agreement dated November 18, 2003, as amended, modified and restated from time to time.

SECTION 11. MISCELLANEOUS.

Section 11.1. Amendments and Waivers. Any term, covenant, agreement or condition of the Loan Documents may be amended only by a written amendment executed by the Company,

the Required Banks and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Required Banks and, if the rights or duties of the Agent are affected thereby, the Agent, provided, however, that without the consent in writing of the holders of all outstanding Notes, unpaid Bond Reimbursement Obligations and unpaid Reimbursement Obligations and the issuer of any L/C or Bond L/C, or all Banks if no Notes or L/Cs or Bond L/Cs are outstanding, no such amendment or waiver shall (a) change the amount or postpone the date of payment of any scheduled payment or required prepayment of principal of the Notes or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions of the Notes with respect to the payment or prepayment thereof, (b) give to any Note any preference over any other Notes, (c) amend the definition of Required Banks, (d) alter, modify or amend the provisions of this Section 11.1, (e) change the amount or term of any of the Banks’ Revolving Credit Commitments or the fees required under Section 3.1 hereof, (f) alter, modify or amend the provisions of Sections 1.9, 6 or 9 of this Agreement, (g) alter, modify or amend any Bank’s right hereunder to consent to any action, make any request or give any notice, (h) change the advance rates under the Borrowing Base or the definitions of “Eligible Inventory,” or (i) release any Collateral under the Security Documents or release or discharge any guarantor of the Company’s indebtedness, obligations and liabilities to the Banks, in each case, unless such release or discharge is permitted or contemplated by the Loan Documents; provided, further that Schedule 2 may be amended by the Company and the Agent without the consent of any Bank. Any such amendment or waiver shall apply equally to all Banks and the holders of the Notes, Bond Reimbursement Obligations and Reimbursement Obligations and shall be binding upon them, upon each future holder of any Note, Bond Reimbursement Obligation and Reimbursement Obligation and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived; and provided further, that (x) any amendments of the Reimbursement Agreement or the Bond Documents by Harris shall be subject to the provisions of Section 1.19 of this Agreement, and (y) Sections 1.10 through 1.19, both inclusive, of this Agreement may only be amended, modified or waived with the consent of Harris.

Section 11.2. Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note, Bond Reimbursement Obligation or Reimbursement Obligation in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Potential Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3. Several Obligations. The commitments of each of the Banks hereunder shall be the several obligations of each Bank and the failure on the part of any one or more of the Banks to perform hereunder shall not affect the obligation of the other Banks hereunder, provided that nothing herein contained shall relieve any Bank from any liability for its failure to so perform. In the event that any one or more of the Banks shall fail to perform its commitment hereunder, all payments thereafter received by the Agent on the principal of Loans, Bond Reimbursement Obligations and Reimbursement Obligations hereunder, whether from any Collateral or otherwise, shall be distributed by the Agent to the Banks making such additional Loans ratably as among them in accordance with the principal amount of additional Loans made by them until such additional Loans shall have been fully paid and satisfied. All payments on account of interest shall be applied as among all the Banks ratably in accordance with the amount of interest owing to each of the Banks as of the date of the receipt of such interest payment.

Section 11.4. Non-Business Day. (a) If any payment of principal or interest on any Domestic Rate Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

(b) If any payment of principal or interest on any Eurodollar Loan shall fall due on a day which is not a Business Day, the payment date thereof shall be extended to the next date which is a Business Day and the Interest Period for such Loan shall be accordingly extended, unless as a result thereof any payment date would fall in the next calendar month, in which case such payment date shall be the next preceding Business Day.

Section 11.5. Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield to the Banks with respect to Eurodollar Loans, including, but not limited to, Sections 9.3 and 9.4 hereof, shall survive the termination of this Agreement and the payment of the Notes for a period of one year.

Section 11.6. Documentary Taxes. Although the Company is of the opinion that no documentary or similar taxes are payable in respect of this Agreement or the Notes, the Company agrees that it will pay such taxes, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.7. Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made and as reaffirmed on the date of each borrowing or request for L/C and as long as any credit is in use or available hereunder.

Section 11.8. Notices. Unless otherwise expressly provided herein, all communications provided for herein shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Company pursuant to this Section 11.8, by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Banks and the Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Company to:

110 South Texas

Pittsburg, Texas 75686

Attention: Richard A. Cogdill

Telephone: (903) 855-4205

Telecopy: (903) 856-7505

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 11.9. Costs and Expenses; Indemnity. The Company agrees to pay on demand all costs and expenses of the Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other instruments and documents to be delivered hereunder or in connection with the transactions contemplated hereby, including the fees and expenses of Chapman and Cutler LLP, special counsel to the Agent; all costs and expenses of the Agent (including attorneys’ fees) incurred in connection with any consents or waivers hereunder or amendments hereto, and all costs and expenses (including attorneys’ fees), if any, incurred by the Agent, the Banks or any other holders of a Note or any Bond Reimbursement Obligation or any Reimbursement Obligation in connection with the enforcement of this Agreement or the Notes and the other instruments and documents to be delivered hereunder. The Company agrees to indemnify and save harmless the Banks and the Agent from any and all liabilities, losses, costs and expenses incurred by the Banks or the Agent in connection with any action, suit or proceeding brought against the Agent or any Bank by any Person which arises out of the transactions contemplated or financed hereby or by the Notes, or out of any action or inaction by the Agent or any Bank hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party indemnified. The provisions of this Section 11.9 shall survive payment of the Notes, Bond Reimbursement Obligations and Reimbursement Obligations and the termination of the Revolving Credit Commitments hereunder.

Section 11.10. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. One or more of the Banks may execute a separate counterpart of this Agreement which has also been executed by the Company, and this Agreement shall become effective as and when all of the Banks have executed this Agreement or a counterpart thereof and lodged the same with the Agent.

Section 11.11. Successors and Assigns. This Agreement shall be binding upon each of the Company and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company and each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note, Bond Reimbursement Obligation or Reimbursement Obligation. The Company may not assign any of its rights or obligations hereunder without the written consent of the Banks.

Section 11.12. No Joint Venture. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture among the parties hereto.

Section 11.13. Severability. In the event that any term or provision hereof is determined to be unenforceable or illegal, it shall deemed severed herefrom to the extent of the illegality and/or unenforceability and all other provisions hereof shall remain in full force and effect.

Section 11.14. Table of Contents and Headings. The table of contents and section headings in this Agreement are for reference only and shall not affect the construction of any provision hereof.

Section 11.15. Participants. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made, and/or Revolving Credit Commitment and participations in L/Cs, Bond L/Cs, Bond Reimbursement Obligations and Reimbursement Obligations held, by such Bank at any time and from time to time, and to assign its rights under such Loans, participations in L/Cs, Bond L/Cs, Bond Reimbursement Obligations and Reimbursement Obligations or the Notes evidencing such Loans to one or more other Persons; provided that no such participation shall relieve any Bank of any of its obligations under this Agreement, and any agreement pursuant to which such participation or assignment of a Note or the rights thereunder is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Company under the Loan Documents, including, without limitation, the right to approve any amendment, modification or waiver of any provision thereof, except that such agreement may provide that such Bank will not agree without the consent of such participant or assignee to any modification, amendment or waiver of this Agreement that would (A) increase any Revolving Credit Commitment of such Lender, or (B) reduce the amount of or postpone the date for payment of any principal of or interest on any Loan, Bond Reimbursement Obligation or Reimbursement Obligation or of any fee payable hereunder in which such participant or assignee has an interest or (C) reduce the interest rate applicable to any Loan or other amount payable in which such participant or assignee has an interest or (D) release any collateral security for or guarantor for any of the Company’s indebtedness, obligations and liabilities under the Loan Documents, and provided further that no such assignee or participant shall have any rights under this Agreement except as provided in this Section 11.15, and the Agent shall have no obligation or responsibility to such participant or assignee, except that nothing herein provided is intended to affect the rights of an assignee of a Note to enforce the Note assigned. Any party to which such a participation or assignment has been granted shall have the benefits of Section 1.10, Section 9.3 and Section 9.4 hereof but shall not be entitled to receive any greater payment under any such Section than the Bank granting such participation or assignment would have been entitled to receive with respect to the rights transferred.

Section 11.16. Assignments. (a) Each Bank shall have the right at any time, with the prior consent of the Agent (and the L/C Issuers, if other than the Agent) and, so long as no Event of Default then exists, the Company (which consent of the Company shall not be unreasonably withheld) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Bank, together with an equivalent percentage of its obligation to make Loans and participate in the Bond L/C and L/Cs) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Bank’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Bank is assigning all of its Revolving Credit Commitments, outstanding Loans and interests in the Bond L/C, Bond Reimbursement Obligations, L/Cs and Reimbursement Obligations, the assigning Bank shall retain at least $5,000,000 in unused Revolving Credit Commitments, outstanding Loans and interests in the Bond L/C, Bond Reimbursement Obligations, L/Cs and Reimbursement Obligations, (ii) the assignee Bank shall have Revolving Credit Commitments, outstanding Loans and interests in the Bond L/C, Bond Reimbursement Obligations, L/Cs and Reimbursement Obligations of at least $5,000,000, (iii) each such assignment shall be evidenced by a written agreement (substantially in the form attached hereto as Exhibit I or in such other form acceptable to the Agent) executed by such assigning Bank, such assignee Bank or Banks, the Agent (and the issuer of the Bond L/C and L/Cs hereunder, if other than the Agent) and, if required as provided above, the Company, which agreement shall specify in each instance the portion of the indebtedness, obligations and liabilities which are to be assigned to the assignee Bank and the portion of the Revolving Credit Commitments of the assigning Bank to be assumed by the assignee Bank, and (iv) the assigning Bank shall pay to the Agent a processing fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by the Agent in connection with any such assignment agreement. Notwithstanding the foregoing, the Company’s consent shall not be required for any assignment by a Bank to any of its Affiliates. Any such assignee shall become a Bank for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Bank shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee Bank shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Company shall execute and deliver replacement Notes to the assignee Bank and the assigning Bank in the respective amounts of their Revolving Credit Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Bank shall thereafter surrender to the Company its old Notes.

(b) Any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or secured party for such Bank as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 11.17. Sharing of Payments. Each Bank agrees with each other Bank that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-Off”), on any Loan, Bond Reimbursement Obligation, Reimbursement

Obligation or other amount outstanding under this Agreement in excess of its ratable share of payments on all Loans, Bond Reimbursement Obligations, Reimbursement Obligations and other amounts then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans, Bond Reimbursement Obligations and Reimbursement Obligations held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Bank’s ratable share of any such Set-Off shall be determined by the proportion that the aggregate principal amount of Loans, Bond Reimbursement Obligations and Reimbursement Obligations then due and payable to such Bank bears to the total aggregate principal amount of Loans, Bond Reimbursement Obligations and Reimbursement Obligations then due and payable to all the Banks.

Section 11.18. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 11.18(b) hereof, each payment by the Company under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Company is domiciled, any jurisdiction from which the Company makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Company shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. The Company shall no be required to pay any additional amounts payable to a Bank hereunder at the time such Bank becomes a party to this Agreement, except to the extent such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such taxes pursuant to this Section 11.18. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest, the Company shall reimburse the Agent or such Bank for that payment on demand in the currency in which such payment was made. If the Company pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent on or before the date the initial Loan is made hereunder or, if later, the date such financial institution becomes a Bank hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Company’s indebtedness, obligations and liabilities thereunder) or Form

W-8 ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Bank is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code) along with such other additional forms as the Company or the Agent may reasonably require to establish the availability of such exemption. Thereafter and from time to time, each Bank shall submit to the Company and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Company in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Loan Documents or the Company’s indebtedness, obligations and liabilities under the Loan Documents. Upon the request of the Company or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent a certificate to the effect that it is such a United States person.

(c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company or the Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 11.18 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Company and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) In the event that the Company is required to pay any amounts with respect to taxes, penalties or interest pursuant to this Section 11.18 to a Bank, the Company shall have the right but not the obligation, at its expense, upon notice to such Bank and the Agent, to (a) require such Bank to, and such Bank promptly shall, assign and delegate, without recourse (in accordance with and subject to the provisions o this Agreement), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment) or (b) reduce the Revolving Credit Commitment of such Bank to zero and make any necessary prepayments under this Agreement to such Bank in connection with such termination of such Bank’s Revolving Credit Commitment.

Section 11.19. Jurisdiction; Venue; Waiver of Jury Trail. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS COURT SITTING IN CHICAGO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY, THE AGENT, AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.20. Lawful Rate. All agreements between the Company, the Agent and each of the Banks, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to the Agent or each Bank for the use, forbearance, or detention of the funds advanced hereunder or otherwise, or for the performance or payment of any covenant or obligation contained in any document executed in connection herewith (all such documents being hereinafter collectively referred to as the “Credit Documents”), exceed the highest lawful rate permissible under applicable law (the “Highest Lawful Rate”), it being the intent of the Company, the Agent and each of the Banks in the execution hereof and of the Credit Documents to contract in strict accordance with applicable usury laws. If, as a result of any circumstances whatsoever, fulfillment by the Company of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in the Agent or any Bank having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum, lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by the Agent or such Bank, then, ipso facto, the obligation to be fulfilled by the Company shall be reduced to the limit of such validity, and if, from any such circumstance, the Agent or such Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to the Company or, to the extent (a) permitted by applicable law and (b) such excessive interest does not exceed the unpaid principal balance of the Notes and the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document and not to the payment of interest. All interest paid or agreed to be paid to the Agent or any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of the indebtedness hereunder until payment in full of the principal of the indebtedness hereunder (including the period of any renewal or extension thereof) so that the interest on account of the indebtedness hereunder for such full period shall not exceed the highest amount permitted by applicable law. This paragraph shall control all agreements between the Company, the Agent and the Banks.

Section 11.21. Governing Law. (a) THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT PROVIDED IN SECTION 11.21(b) HEREOF AND TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY OTHERWISE APPLY.

(b) NOTWITHSTANDING ANYTHING IN SECTION 11.20(a) HEREOF TO THE CONTRARY, NOTHING IN THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH THE COMPANY, THE AGENT OR ANY OF THE BANKS MAY HAVE UNDER THE NATIONAL BANK ACT OR OTHER APPLICABLE FEDERAL LAW.

Section 11.22. Limitation of Liability. NO CLAIM MAY BE MADE BY THE COMPANY, ANY SUBSIDIARY OR ANY GUARANTOR AGAINST ANY BANK OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED AND RELATIONSHIPS ESTABLISHED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. THE COMPANY, EACH SUBSIDIARY AND EACH GUARANTOR HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 11.23. Nonliability of Lenders. The relationship between the Company and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and the Agent neither undertake nor assume any responsibility or duty to the Company to review, inspect, supervise, pass judgment upon, or inform the Company of any matter in connection with any phase of the Company’s business, operations, or condition, financial or otherwise. The Company shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to the Company by any Bank or the Agent in connection with any such matter is for the protection of the Bank and the Agent, and neither the Company nor any third party is entitled to rely thereon.

Section 11.24. No Oral Agreements. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED CONTEMPORANEOUSLY HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

Dated as of April 7, 2004.

PILGRIM’S PRIDE CORPORATION

By	/s/ Richard A. Cogdill
Its Chief Financial Officer

Accepted and Agreed to as of the day and year last above written.

HARRIS TRUST AND SAVINGS BANK, individually and as Agent

By
Its Vice President

Address: 111 West Monroe Street Chicago, Illinois 60690
Attention: Food Group
Telecopy: (312) 765-1624
Telephone: (312) 461-3776

SUNTRUST BANK, individually and as Syndication Agent

By
Its Vice President

Address: 303 Peachtree Street Atlanta, Georgia 30308
Attention: Mr. Hugh E. Brown
Telecopy: (404) 230-5305
Telephone: (404) 658-4227

U.S. BANK NATIONAL ASSOCIATION, individually and as Co-Documentation Agent

By
Its Vice President

Address: 950 Seventeenth Street Suite 350 Denver, Colorado 80202
Attention: Alan V. Schuler
Telecopy: (303) 585-4903
Telephone: (303) 585-4903

WELLS FARGO BANK NATIONAL ASSOCIATION, individually and as Co-Documentation Agent

By
Its Vice President

Address: 111 Congress Avenue, Suite 300 Austin, Texas 78701
Attention: Mr. Paul Rudd
Telecopy: (512) 344-7318
Telephone: (512) 344-7013

ING CAPITAL LLC

By
Its

By
Its

Address: 1325 Avenue of the Americas New York, New York 10019
Attention: William Redmond
Telecopy: (646) 424-6390
Telephone: (646) 424-6639

REGIONS BANK

By
Its

Address: 417 North 20th Street, 8th Floor Birmingham, Alabama 35208
Attention: Mark Burr
Telecopy: (205) 326-7788
Telephone: (205) 325-7679

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By
Its

By
Its

Address: 11 Madison Avenue, 5th Floor New York, New York 10010

Attention: Paul Colon
Telecopy: (212) 448-3397
Telephone: (212) 325-5352

COBANK, ACB

By
Its

Address: P.O. Box 5110 Denver, Colorado 80217
Attention: Jim Stutzman
Telecopy: (303) 224-2526
Telephone: (303) 740-6585